Exhibit (a)(1)(A)

INTRAWARE, INC.

OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS
FOR RESTRICTED STOCK UNITS

This document constitutes part of the prospectus relating
to the Intraware, Inc. 1996 Stock Option Plan and
the Intraware, Inc. 2006 Equity Incentive Plan
covering securities that have been registered under the Securities Act of 1933.

March 12, 2007

INTRAWARE, INC.

Offer to Exchange Certain
Outstanding Options for Restricted Stock Units

This offer and withdrawal rights will expire at 5:00 p.m., Pacific Time,

on April 9, 2007 unless we extend them.

By this offer, we are giving you the opportunity to exchange all of your outstanding and unvested options with an exercise price per share greater than or equal to $5.00 and granted under the Intraware, Inc. 1996 Stock Option Plan (the "1996 Plan") for restricted stock units. Restricted stock units are a promise by Intraware, Inc. (collectively referred to as "Intraware," "we," "us," or "our") to issue shares of our common stock in the future, provided the vesting criteria are satisfied. You may participate in this offer if you are an employee (including an officer) or consultant of Intraware and remain an employee or consultant of Intraware through the date the exchanged options are cancelled; provided, however, that we will not accept any options tendered by employees or consultants who have been notified that their service to Intraware will be terminated. Because the non-employee members of our board of directors have not received options under the 1996 Plan, they are not eligible to participate in this offer.

If you participate in this offer, you must exchange all outstanding, unvested options with an exercise price per share greater than or equal to $5.00 granted to you under the 1996 Plan (each an "eligible option"). If only a portion of an outstanding option with an exercise price per share greater than or equal to $5.00 granted under the 1996 Plan is unvested, that portion is an "eligible option" but the vested portion is not.

If you participate in this offer, the number of restricted stock units you receive will depend on the exercise price of your exchanged options. By exchanged options, we mean any options that you exchange pursuant to this offer. The exchange ratios will be as follows:

Per Share Exercise Price of Eligible Option	Restricted Stock Units for Exchanged Options
$5.00 - $7.99	One (1) restricted stock unit for every two (2) exchanged options.
$8.00 - $12.99	One (1) restricted stock unit for every three (3) exchanged options.
$13.00 and higher	One (1) restricted stock unit for every four (4) exchanged options.

We will grant restricted stock units on the same business date on which we cancel the exchanged options. We refer to this date as the restricted stock unit grant date. We expect the restricted stock unit grant date to be April 9, 2007. Restricted stock units granted pursuant to this offer will be granted under the 2006 Equity Incentive Plan (the "2006 Plan") and will be subject to the terms and conditions of the 2006 Plan and a restricted stock unit agreement between you and Intraware.

The vesting schedule of the restricted stock units will be as follows:

  None of the restricted stock units will be vested on the restricted stock unit grant date (expected to be April 9, 2007).

  1/3rd of the restricted stock units will vest on the one (1) year anniversary of the restricted stock unit grant date.

  Thereafter, 1/12th of the restricted stock units will vest every three (3) months following the one (1) year anniversary of the restricted stock unit grant date, so that all of the restricted stock units will be vested three (3) years from the restricted stock unit grant date.

The vesting schedule is detailed in Section 9 of this Offer to Exchange Certain Outstanding Options for Restricted Stock Units (the "Offer to Exchange"). Vesting is conditioned upon your continued service to Intraware through each applicable vesting date.

Our common stock is traded on the Nasdaq Capital Market under the symbol "ITRA." On
March 5, 2007, the closing price of our common stock was $5.06 per share. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See "Risks of Participating in the Offer" beginning on page * for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you participate in this offer, you must deliver the completed election form by facsimile, e-mail, portable document format (PDF) or by hand delivery before 5:00 p.m., Pacific Time, on April 9, 2007 to:

Melinda Ericks
mericks@intraware.com
Fax: (925) 253-4518

Only responses that are complete, signed and actually received by Melinda Ericks by the deadline will be accepted. Responses submitted by any other means, including interoffice or United States mail (or other post) and overnight carrier are not permitted.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about this offer or requests for additional copies of this Offer to Exchange and the other option exchange program documents to Paul Warenski, our Senior Vice President and General Counsel, at:

Intraware, Inc. 25 Orinda Way Orinda, CA 94563 (925) 253-4515

Offer to Exchange Certain Outstanding Options for Restricted Stock Units dated March 12, 2007.

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the restricted stock units in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

TABLE OF CONTENTS

-i-

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer. You should carefully read the entire Offer to Exchange, the accompanying letter from our Chief Financial Officer, Wendy Nieto, dated March 12, 2007, and the election and withdrawal forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find a more complete description of these topics.

Q1. What is the offer?

A1. This offer is a voluntary opportunity for eligible participants to exchange outstanding, unvested options with an exercise price per share greater than or equal to $5.00 granted under the 1996 Plan for restricted stock units. The following are definitions of some of the terms used in this offer:

Terms Used in This Offer

  "1996 Plan" refers to the Intraware, Inc. 1996 Stock Option Plan.

  "2006 Plan" refers to the Intraware, Inc. 2006 Equity Incentive Plan.

  "cancellation date" refers to the same United States business day as the expiration date. This is the date when exchanged options will be cancelled. We expect that the cancellation date will be April 9, 2007. If the expiration date is extended, then the cancellation date will be similarly extended.

  "eligible options" refers to all outstanding, unvested options with an exercise price per share greater than or equal to $5.00 granted under the 1996 Plan. If only a portion of an outstanding option with an exercise price per share greater than or equal to $5.00 granted under the 1996 Plan is unvested, that portion is an "eligible option" but the vested portion is not an eligible option.

  "eligible participant" refers to all employees (including officers) and consultants of Intraware if they are employees or consultants as of April 9, 2007, and remain an employee or consultant through the date the exchanged options are cancelled; provided, however, that we will not accept any options tendered by employees or consultants who have been notified that their service to Intraware will be terminated. To receive a restricted stock unit grant, you must remain an employee or consultant of Intraware through the restricted stock unit grant date. Because the non-employee members of our board of directors have not received options under the 1996 Plan, they are not eligible to participate in this offer.

  "exchanged options" refers to all options that you exchange pursuant to this offer.

  "executive officers" refers to those officers of Intraware listed on Schedule A to the Offer to Exchange, who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  "expiration date" refers to the date that this offer expires. We expect that the expiration date will be April 9, 2007 at 5:00 p.m., Pacific Time. We may extend the expiration date at our discretion. If we extend the offer, the term "expiration date" will refer to the time and date at which the extended offer expires.

  "offering period" or "offer period" refers to the period from the commencement of this offer to the expiration date. We expect that this period will commence on March 12, 2007 and end at 5:00 p.m., Pacific Time, on April 9, 2007.

  "restricted stock unit grant date" refers to the date that is the same United States business date as the cancellation date. This is the date when restricted stock units will be granted. We expect that the restricted stock unit grant date will be April 9, 2007. If the expiration date is extended, then the restricted stock unit grant date will be similarly extended.

  "restricted stock units" refers to the restricted stock units issued pursuant to this offer that replace your exchanged options. Restricted stock units are awards under which Intraware promises to issue shares of common stock in the future, provided the vesting criteria are satisfied. Restricted stock units granted in connection with this offer will be granted on the restricted stock unit grant date. We refer to this date as the restricted stock unit grant date. We expect that the restricted stock unit grant date will be April 9, 2007. Restricted stock units granted under this offer will be granted pursuant to the 2006 Plan and will be subject to the terms and conditions of a restricted stock unit agreement between you and Intraware.

Q2. How do I participate in this offer?

A2. If you choose to participate in this offer, you must do the following before 5:00 p.m., Pacific Time, on April 9, 2007:

You must deliver the completed election form by facsimile, e-mail, portable document format (PDF) or by hand delivery before 5:00 p.m., Pacific Time, on April 9, 2007 to:

Melinda Ericks
mericks@intraware.com
Fax: (925) 253-4518

You should note that this is an all or nothing offer. This means that if you elect to exchange any options in this offer, you must elect to exchange all of your eligible options (that is, all of your outstanding, unvested options with an exercise price per share greater than or equal to $5.00 and granted to you under the 1996 Plan, if any). To help you recall your outstanding eligible option grants and give you the tools to make an informed decision, we will distribute to you a summary of your outstanding and unvested stock options that have an exercise price per share greater than or equal to $5.00 granted under the 1996 Plan by internal mail or e-mail.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer; provided, however, that if we have informed you prior to the expiration of the offer that your position with Intraware will be eliminated, we will not accept your tendered options and you will not receive any restricted stock units. Instead, you will keep the options you have tendered and they will expire pursuant to their terms. (See Section 4)

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the United States business day following the previously scheduled expiration date.

The delivery of all documents, including election forms, is at your risk. We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within two (2) United States business days. If you have not received an e-mail confirmation, you must confirm that we have received your election form and/or any withdrawal form. Only responses that are complete, signed and actually received by Melinda Ericks by the deadline will be accepted. Responses submitted by any other means, including interoffice or United States mail (or other post) and overnight carrier, are not permitted. (See Section 4)

Q3. Why is Intraware making this offer?

A3. We are making this offer because we believe that this offer will foster retention of our valuable employees and consultants and better align the interests of our employees, consultants and stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide an additional incentive to our employees and consultants. Some of our outstanding, unvested options, which are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being "underwater." By making this offer, we intend to provide eligible participants with the opportunity to own restricted stock units that over time may have a greater potential to increase in value. Because we prefer that most of our employees and consultants be subject to similar equity compensation structures, certain options that are not underwater also are eligible to be exchanged in this offer.

We believe that the structure of this offer will also help us use our employee compensation resources more efficiently. Stock options represent potential future issuance of shares, which results in dilution of stockholder interests. The measure of stock option usage is called "overhang," defined most simply as stock options granted as a percentage of the total shares outstanding. The exchange ratios selected for this offer are expected to decrease the total number of options outstanding and therefore reduce the potential dilution associated with our employee compensation. Additionally, the structure of the exchange program and the selected exchange ratios are such that the exchange will significantly reduce our equity-related compensation expenses for financial accounting purposes. (See Section 3)

Q4. Who may participate in this offer?

A4. You may participate in this offer if you are an eligible participant. You are an eligible participant if you are an employee (including an officer) or consultant of Intraware at the time of this offer and you remain an employee or consultant of Intraware or a successor entity through the cancellation date; provided, however, that we will not accept any options tendered by employees or consultants who have been notified that their service to Intraware will be terminated. To receive a restricted stock unit grant, you must remain an employee or consultant of Intraware through the restricted stock unit grant date. (See Section 1)

Q5. Which options are "eligible options" that may be exchanged in this offer?

A5 All options granted under our 1996 Plan that are outstanding and unvested as of the cancellation date with an exercise price per share greater than or equal to $5.00 are eligible for exchange. This means that options must be outstanding and unvested as of immediately prior to the cancellation of the options under this offer. For example, if a particular option grant expires after commencement of the offer or if a portion of a particular option grant vests after commencement of the offer, but before cancellation under the offer, that particular option grant or portion of the option grant is not eligible for exchange. (See Section 2)

If you participate in this offer, you must exchange all of your eligible options. (See Section 2)

Q6. How many restricted stock units will I receive for the options that I exchange?

A6. The number of restricted stock units that you receive will depend on the exercise price of your exchanged options, as follows:

Per Share Exercise Price of Eligible Option	Restricted Stock Units for Exchanged Options
$5.00 - $7.99	One (1) restricted stock unit for every two (2) exchanged options.
$8.00 - $12.99	One (1) restricted stock unit for every three (3) exchanged options.
$13.00 and higher	One (1) restricted stock unit for every four (4) exchanged options.

For purposes of this offer, including the exchange ratios, the term "option" generally refers to an option to purchase one (1) share of our common stock. For purposes of applying the exchange ratios, fractional restricted stock units will be rounded up to the nearest whole restricted stock unit on a grant by grant basis.

Please note: The exchange ratios apply to each of your option grants separately. This means that the various options you have received may be subject to different exchange ratios. (See Section 2)

Example 1

If you exchange 5,000 options with an exercise price per share of $5.50, you will receive 2,500 restricted stock units.

Example 2

If you exchange 5,000 options with an exercise price per share of $9.25, you will receive 1,667 restricted stock units.

Example 3

If you exchange 5,000 options with an exercise price per share of $13.25, you will receive 1,250 restricted stock units.

Example 4

If you exchange (i) 1,000 unvested options that were granted in January 2006 with an exercise price per share of $6.74, and (ii) 1,000 unvested options that were granted in February 2005 with an exercise price per share of $8.80, then all of the following apply:

  If you wish to exchange your February 2005 option, you must exchange your January 2006 option as well.

  In exchange for the options granted in January 2006, you will receive 500 restricted stock units.

  In exchange for the options granted in February 2005, you will receive 334 restricted stock units.

(See Section 2)

Q7. Are there circumstances under which I would not be granted restricted stock units?

A7. Yes. If, for any reason, you are no longer an employee or consultant of Intraware on the restricted stock unit grant date, you will not receive any restricted stock units. Instead, you will keep your current eligible options and they will expire in accordance with their terms. In addition, if we have informed you prior to the expiration of the offer that your position with Intraware will be eliminated, you will keep your current eligible options and will not receive any restricted stock units. Your employment or service with Intraware will remain "at-will" regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice. (See Sections 1 and 4)

Moreover, even if we accept your exchanged options, we will not grant restricted stock units to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting restricted stock units as a result of changes in SEC or Nasdaq rules. We do not anticipate any such prohibitions at this time. (See Section 13)

Q8. Am I required to participate in this option exchange?

A8. No.  Participation in this offer is completely voluntary. However, if you participate in this offer, you must exchange all of your outstanding, unvested options with an exercise price greater than or equal to $5.00 granted under the 1996 Plan, if any. (See Section 2)

Q9. Why isn't the exchange ratio simply one-for-one?

A9. Our stock option exchange program must balance the interests of our employees, consultants and stockholders. The exchange ratios selected for this offer will decrease the total number of options outstanding and will benefit stockholders by decreasing potential stockholder dilution. (See Section 3)

Q10. What will be the purchase price of my restricted stock units?

A10. The purchase price of your restricted stock units will be the par value of our common stock which is equal to one tenth of one cent ($0.001) and the par value will be deemed paid by your past services rendered to Intraware. As a result, you do not have to make any cash payment to Intraware to receive your restricted stock units. (See Section 9)

Q11. When will my restricted stock units vest?

A11. The vesting schedule of the restricted stock units will be as follows, subject to your continuing to be an employee or other service provider through each relevant vesting date:

  None of the restricted stock units will be vested on the restricted stock unit grant date (expected to be April 9, 2007).

  1/3rd of the restricted stock units will vest on the one (1) year anniversary of the restricted stock unit grant date.

  Thereafter, 1/12th of the restricted stock units will vest every three (3) months following the one (1) year anniversary of the restricted stock unit grant date, so that all of the restricted stock units will be vested three (3) years from the restricted stock unit grant date.

Note, however, that:

  If your service with us terminates (for any reason or no reason) before your restricted stock units vest, your restricted stock units will expire unvested, and you will not be issued any shares under your restricted stock unit award.

  Vesting on any date is subject to your continued service to us through each relevant vesting date.

  We will make minor modifications to the vesting schedule of any restricted stock units to eliminate fractional vesting (such that a whole number of restricted stock units will vest on each vesting date); this will be done by rounding down to the nearest whole number of restricted stock units that will vest on a particular vesting date. (See Section 9)

Example: An unvested option to purchase 5,000 shares at an exercise price of $5.50 is exchanged for an award of 2,500 restricted stock units granted on the scheduled restricted stock unit grant date of April 9, 2007. The restricted stock units will vest as follows (subject to your continued service to Intraware through each relevant vesting date):

Vested on restricted stock unit grant date: None

Restricted stock units that will vest on the one (1) year anniversary of the restricted stock unit grant date (expected to be April 9, 2007): 833

Restricted stock units that will vest one (1) year and three (3) months from the restricted stock unit grant date: 208

Restricted stock units that will vest one (1) year and six (6) months from the restricted stock unit grant date: 208

Restricted stock units that will vest one (1) year and nine (9) months from the restricted stock unit grant date: 209

Restricted stock units that will vest two (2) years from the restricted stock unit grant date: 208

Restricted stock units that will vest two (2) years and three (3) months from the restricted stock unit grant date: 208

Restricted stock units that will vest two (2) years and six (6) months from the restricted stock unit grant date: 208

Restricted stock units that will vest two (2) years and nine (9) months from the restricted stock unit grant date: 209

Restricted stock units that will vest three (3) years from the restricted stock unit grant date: 209

Q12. If I participate in this offer, do I have to exchange all of my eligible options?

A12. Yes.  You may not pick and choose which of your eligible options you wish to exchange. If you decide to participate in this offer, you must elect to exchange all of your eligible option grants. You should note that we are not accepting partial tenders of option grants. This means that you may not elect to exchange only some of the shares covered by any particular option grant. However, you may elect to exchange the remaining portion of an option grant that you have partially exercised or which is partially vested. (See Section 2)

Q13. What about my outstanding, vested options under the 1996 Plan?

A13. Any outstanding, vested options that you are hold, or any unvested options with an exercise price per share less than $5.00, are not eligible to be exchanged in this offer. Such options will remain outstanding in accordance with the terms of the 1996 Plan and the option agreement between you and Intraware. (See Section 2)

Q14. What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A14. If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible participant beneficially owns a portion of the eligible option, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. As noted above, this is an all or nothing offer, so your participation must be with respect to all or none of the eligible options legally owned by you. Because you are the legal owner of an eligible option, Intraware will respect an election properly made by you and accepted by Intraware and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you with respect to such an election. (See Section 2)

Q15. When will my exchanged options be cancelled?

A15. Your exchanged options will be cancelled on the same United States business day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be
April 9, 2007 unless the offer period is extended. (See Section 6)

Q16. Once I surrender my exchanged options, is there anything I must do to receive the restricted stock units?

A16. Once your exchanged options have been cancelled, there is nothing that you must do to receive your restricted stock units. Your restricted stock units will be granted to you on the same day that the exchanged options are cancelled. We expect that the restricted stock grant date will be April 9, 2007. In order to receive the shares covered by the restricted stock unit grant, you will need to remain an employee or service provider through the applicable vesting date, as described in Question and Answer 11. (See Section 1)

Q17. When will I receive restricted stock units?

A17. We will grant the restricted stock units on the restricted stock unit grant date. The restricted stock unit grant date will be the same United States business day as the date on which we cancel the options accepted for exchange. We expect the restricted stock unit grant date will be April 9, 2007. If the expiration date is delayed, the restricted stock unit grant date will be similarly delayed. You will receive your grant paperwork promptly after the expiration of the offer. You will receive the shares subject to the restricted stock unit award when and if your award vests. (See Section 6)

Q18. Can I exchange shares of Intraware common stock that I acquired upon exercise of Intraware options or vested Intraware options?

A18. No.  This offer relates only to outstanding, unvested Intraware options with an exercise price per share greater than or equal to $5.00 granted under the 1996 Plan. You may not exchange shares of Intraware common stock in this offer and you may not exchange vested Intraware options. (See Section 2)

Q19. Why can't you just grant me additional options?

A19. While Intraware could grant additional options today, the number of outstanding options in relation to our shares outstanding, the "overhang," is not favorable for our stockholders, and therefore should be reduced. We believe this program is in the best interests of our employees, consultants and stockholders to give incentive to our employees and consultants with appropriate equity grants, reduce the outstanding stock option overhang and conserve options for future grants. (See Section 3)

Q20. Will I be required to give up all of my rights under the cancelled options?

A20. Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled and you will no longer have any rights under those options. We intend to cancel all exchanged options on the same United States business day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be April 9, 2007. (See Section 6)

Q21. Will the terms and conditions of my restricted stock units be the same as my exchanged options?

A21. Restricted stock units are a different type of award than stock options, and so the terms and conditions of your restricted stock units will necessarily be different from your stock options. Further, your restricted stock units will be granted under the 2006 Plan, while your exchanged options have been granted under the 1996 Plan which may have different terms and conditions. However, such changes generally will not substantially and adversely affect your rights, except that the vesting schedule of your restricted stock units will be different. (See Section 9)

Q22. What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A22. If you choose not to participate or your options are not accepted for exchange, your existing options will (i) remain outstanding until they expire by their terms, (ii) retain their current exercise price and (iii) retain their current vesting schedule. (See Section 6)

Q23. How does Intraware determine whether an option has been properly tendered?

A23. We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn, subject to the terms of this offer; provided, however, we will not accept any options tendered by employees or consultants who have been told that their service to Intraware will be terminated. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election form and we will not incur any liability for failure to give any notice. (See Section 4)

Q24. Will I have to pay taxes if I participate in the offer?

A24. If you participate in the offer and are a citizen or resident of the United States, you generally will not be required under current United States law to recognize income for United States federal income tax purposes at the time of the exchange. On the restricted stock unit grant date, you generally will not be required under current law to recognize income for United States federal income tax purposes. However, you generally will have taxable income when your restricted stock units vest or when you sell the shares underlying the restricted stock unit. (See Section 14)

You should consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there might be additional tax and social insurance consequences that may apply to you.

Q25. How do I pay any tax withholding obligations related to shares I receive upon vesting?

A25. Although not obligated to do so, Intraware intends to automatically redeem a sufficient number of shares of our common stock issued when restricted stock units vest to satisfy your tax withholding obligation. (See Section 14)

Q26. What if Intraware is acquired by another company?

A26. Although we are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the 1996 Plan under which they were granted and your option agreement. Further, if Intraware is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no restricted stock units in exchange for them. If Intraware is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the restricted stock units, including any adjustments to the purchase price or number of shares that will be subject to the restricted stock units. Under such circumstances, the type of security and the number of shares covered by your restricted stock unit award would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive restricted stock units covering more or fewer shares of the acquiror's common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the restricted stock units if no acquisition had occurred.

If we are acquired by or merge with another company, your cancelled options might be worth more than the restricted stock units that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees or consultants before the completion of this option exchange program. Termination of your service for this or any other reason before the restricted stock unit grant date means that the tender of your options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any restricted stock units or other benefit for your tendered options.

If we are acquired after your tendered options have been accepted, cancelled, and exchanged for restricted stock units, your restricted stock units will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms of the 2006 Plan and your new restricted stock unit agreement. (See Section 9)

Q27. Will I receive a restricted stock unit agreement?

A27. Yes. All restricted stock units will be subject to a restricted stock unit agreement between you and Intraware, as well as to the terms and conditions of the 2006 Plan. (See Section 9)

Q28. Are there any conditions to this offer?

A28. Yes. The completion of this offer also is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may do so at our discretion. (See Sections 2 and 7)

Q29. If you extend the offer, how will you notify me?

A29. If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next United States business day following the previously scheduled expiration date. (See Sections 2 and 16)

Q30. How will you notify me if the offer is changed?

A30. If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 6:00 a.m., Pacific Time, on the next United States business day following the day we change the offer. (See Sections 2 and 16)

Q31. Can I change my mind and withdraw from this offer?

A31. Yes. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date. If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. (See Section 5)

Q32. How do I withdraw my election?

A32. To withdraw your election, you must do the following before the expiration date:

You must deliver the completed withdrawal form by facsimile, e-mail, portable document format (PDF) or by hand delivery before 5:00 p.m., Pacific Time, on April 9, 2007 to:

Melinda Ericks
mericks@intraware.com
Fax: (925) 253-4518

(See Section 5)

Q33. What if I withdraw my election and then decide again that I want to participate in this offer?

A33. If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the expiration date that is signed and dated after the date of your withdrawal form. (See Question and Answer 2 and Section 5)

Q34. Are you making any recommendation as to whether I should exchange my eligible options?

A34. No.  We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your eligible options in this offer will be a challenging one for many of our employees and consultants. The program does carry risk (see "Risks of Participating in the Offer" on page * for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your eligible options than from the restricted stock units you will receive in exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (See Section 3)

Q35. Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A35. For additional information or assistance, you should contact Paul Warenski, our Senior Vice President and General Counsel, at:

Intraware, Inc. 25 Orinda Way Orinda, CA 94563 (925) 253-4515

(See Section 10)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. This list and the risk factors under the heading entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our quarterly report on Form 10-Q for the fiscal quarter ended November 30, 2006, filed with the SEC highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences in the United States, as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

In addition, this offer and our SEC reports referred to above include "forward-looking statements." When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this Offer to Exchange. You should carefully consider these risks, in addition to the other information in this Offer to Exchange and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedule B, as well as our most recent Forms 10-K, 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange, which speak only as of the date hereof.

Risks that are Specific to this Offer

If the price of our common stock increases after the date on which your options are cancelled, your cancelled options might be worth more than the restricted stock units that you receive in exchange for them.

Because the exchange ratio of this offer is not one-for-one with respect to any eligible options, it is possible that, at some point in the future, your old options would have been economically more valuable than the restricted stock units granted pursuant to this exchange offer. For example, if you exchange an option grant for 5,000 shares with an exercise price per share of $5.00, you would receive a grant of 2,500 restricted stock units. Assuming, for illustrative purposes only, that three (3) years after the restricted stock unit grant date the price of our common stock had increased to $11.00 per share. Under this example, if you had kept your exchanged options and sold them at $11.00 per share, you would have realized pre-tax gain of $30,000, but if you exchanged your options and sold the shares subject to the restricted stock unit grant, you would only realize a pre-tax gain of $27,500.

If we are acquired by or merge with another company, your cancelled options might be worth more than the restricted stock units that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

If your service terminates for any reason before your restricted stock units vest, you will not receive any value from your restricted stock units.

If you do not remain an employee or other service provider of Intraware for at least one (1) year from the restricted stock unit grant date, none of your restricted stock units will vest.

The restricted stock units will be subject to a one (1) year vesting cliff. If you do not remain an employee or service provider through the date your restricted stock units first vest, you will not be issued any shares pursuant to your restricted stock units. Instead, your restricted stock units will expire immediately upon your termination. As a result, you will receive no value from your restricted stock units.

Employees who do not participate in this exchange may be required to restart the measurement periods required to be eligible for favorable tax treatment for their incentive stock options.

In order to receive favorable tax treatment for incentive stock options, the shares subject to the option must be held more than two (2) years after the grant date and more than one (1) year after you exercise the option grant. If this offer is open for thirty (30) days or more, employees will not receive any credit for the time in which their eligible options were held. As a result, if this offer is open for thirty (30) or more, in order for your eligible options to be eligible for favorable United States federal tax treatment, you must wait to sell the shares subject to your stock option until the passage of more than two (2) years from the restricted stock unit grant date and more than one (1) year after the exercise of the option (even if you do not exchange your eligible options for restricted stock units). If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under the section entitled "Material United States federal income tax consequences." If the offer expires on April 9, 2007, the scheduled expiration date, the offer will have been open less than thirty (30) days and this risk will not be realized.

Tax effects of restricted stock units.

If you participate in the offer and are a citizen or resident of the United States, you generally will not be required under current United States law to recognize income for United States federal income tax purposes at the time of the exchange. On the restricted stock unit grant date, you generally will not be required under current law to recognize income for United States federal income tax purposes. However, you generally will have taxable income when your restricted stock units vest or when you sell the shares underlying the restricted stock unit. Although not obligated to do so, Intraware intends to automatically redeem a sufficient number of shares of our common stock issued when restricted stock units vest to satisfy the tax withholding obligation. We strongly recommend that you consult with your own advisors to discuss the consequences to you of participating in this offer.

Tax-related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

Risks Relating to Our Business, Generally

We have a history of losses and negative cash flow, and we have yet to achieve sustained profitability or positive cash flow.

We have incurred significant losses since we were formed in 1996, totaling approximately $160 million, and have yet to achieve sustained profitability or positive cash flow. Also, with the exception of our quarters ended November 30, 2002, August 31, 2005, August 31, 2006 and November 30, 2006, we have not achieved positive cash flow from operations since our formation in 1996. We may not have positive cash flows from operations for our 2007 fiscal year. We cannot predict whether or when we will be able to achieve sustained profitability or positive cash flow in the future.

The market for our SubscribeNet electronic software and license delivery and management service is immature and volatile. If the market for our service does not develop, or develops more slowly than we expect, our business will be harmed.

The market for hosted digital delivery services is relatively unproven, and it is uncertain whether these services will achieve and sustain high levels of demand and market acceptance. Our success will depend to a substantial extent on the willingness of companies, large and small, to increase their use of hosted digital delivery services. If companies do not increase their use of hosted digital delivery services, our operating results will suffer. In addition, in this unproven market, we have limited insight into trends that may develop and affect our business. We may make errors in predicting and reacting to relevant business trends, which could harm our business.

We market our SubscribeNet electronic software and license delivery and management service principally to software companies. However, many software companies have invested substantial personnel and financial resources in developing their own electronic software and/or license delivery systems, and therefore may be unwilling to migrate to and pay for an outsourced service. In addition, some software companies have adopted automatic update, or "phone home," technology for delivering software updates, whereby an end-user's computer automatically contacts the software company's server to check whether updates are available and, if so, downloads and installs those updates. While SubscribeNet supports such an approach, this method for delivering software updates could be viewed by our potential and existing customers as an alternative to our digital delivery technology, and therefore any increased adoption of this automatic update technology could hurt our business and results of operations.

Further, some companies may be reluctant to use our SubscribeNet delivery services because they are concerned about the security capabilities of these services.

Competition from other electronic delivery and licensing providers, and potential customer development of in-house electronic delivery and/or licensing systems, could limit our revenue growth and reduce our gross margins.

The market for selling electronic delivery and licensing services is highly competitive. Some of our competitors have longer operating histories, greater financial, technical, marketing and other resources, broader product and service offerings, better name recognition, and a larger installed base of customers than we do. Some of our competitors also have well-established relationships with our potential customers and with third-party information technology or consulting firms that help market our competitors' services. We expect competition to intensify as current competitors expand and improve their service offerings and new competitors enter the market. In addition, our current and potential customers are primarily information technology companies with strong software development expertise. When considering their alternatives for implementing a system for electronic delivery of software or license keys, these companies sometimes elect to develop such systems in-house. While we believe our competitive position is strong against both external competitors and in-house development, we have at times experienced reduced prices, reduced gross margins and lost sales as a result of such competitive factors. Such competition is likely to intensify, which could limit the growth of our revenues and gross margins.

The loss of one or more of our key customers could cause our revenue growth to slow or cause our revenues to decline.

A substantial portion of the revenues from our SubscribeNet service comes from a relatively small number of customers. Our contracts with most of these customers are subject to renewal or cancellation annually. If any of these customers elected to cancel their agreements with us, our revenue growth would likely slow and our revenues could decline.

Mergers and acquisitions in the technology sector could harm us by causing cancellation of customer contracts where our customers are acquired, or by strengthening our competitors.

In recent years, there has been an increase in mergers and acquisitions among technology companies. This trend poses risks for us. First, our customers are technology companies, and any acquisitions of our customers could lead to cancellation of our contracts with those customers by the acquiring companies. Second, our competitors also are technology companies. Any acquisitions of other companies by our competitors, or acquisitions of our competitors by other companies, are likely to result in larger and stronger companies competing against us. Either of these types of events could reduce our revenue through loss of existing customers, or reduce our margins through increased price competition.

Our current strategy includes the use of strategic marketing relationships, which may prove unsuccessful.

We currently have marketing relationships in place with Digital River, Inc., Hewlett Packard, Corp., On Demand Delivery, Inc. dba Nextra, and Zomax, Inc. We also have a reseller relationship with Akamai Technologies, Inc., under which we resell the Akamai service to our SubscribeNet customers. Of particular importance to us is our joint marketing relationship with Digital River. We believe this relationship could help further expand our electronic delivery service into the consumer software market, where Digital River has a much larger presence than we do, while at the same time enabling us to offer e-commerce services to our existing installed base and to other prospective customers in the enterprise software market. We believe that gaining a greater presence in the consumer software market, and enhancing our offering to include e-commerce services can play an important role in our future growth. Our relationships with Zomax, On Demand Delivery, and Hewlett Packard have yet to produce significant revenue, however, and it is possible our more recent relationships with Digital River and Akamai Technologies will prove less beneficial than we currently expect, in which case our business could suffer.

Although our subscription-based sales model for our SubscribeNet service limits the volatility of our online services and technology revenue, other factors may cause our operating results, and therefore our stock price, to fluctuate.

Our SubscribeNet service fees, which comprise most of our online services and technology revenues, are recognized ratably over contract terms of generally one year, thereby limiting the quarter-to-quarter volatility of those revenues. Nevertheless, certain factors may cause our online services and technology revenues to fluctuate. In addition to the other risk factors described in this section, factors that could cause such fluctuation include:

  Deferral of SubscribeNet revenue recognition due to delays by customers in implementing the SubscribeNet service, due to new sales involving extensive implementations, or due to contract modifications adding significant future deliverables;
  Unexpected increases in customer cancellations, which could result from service deficiencies, or from external conditions or circumstances beyond our control;
   Lengthening of the sales cycle for our SubscribeNet service due to macroeconomic or other factors;
  Actual events, circumstances, outcomes, and amounts differing from judgments, assumptions, and estimates used in determining the values of certain assets (including the amounts of related valuation allowances), liabilities and other items reflected in our consolidated financial statements or unaudited interim consolidated financial statements; and
  Changes in accounting rules, such as recording expenses for employee stock option grants.

Consequently, operating results for a particular future period are difficult to predict, and prior results are not necessarily indicative of results to be expected in future periods. Any of these factors could materially adversely affect our results of operations and stock price.

The technological and functional requirements we must meet to stay competitive are subject to rapid change. If we are unable to quickly adapt to these changes and meet the demands of our current and potential customers, we will likely lose sales and market share and our revenue growth will be limited.

We market primarily to software publishers, who generally demand that a service like ours meet high technological and functional standards. To remain competitive in this market and meet the demands of current and prospective customers, we must continually adapt and upgrade our technology and functionality. We are a small company with limited resources available for enhancing and expanding our services. If we do not respond quickly enough to changing industry standards or the increased demands of customers and potential customers, we will likely lose sales and market share to competitors and our growth prospects will be limited. In addition, we could incur substantial costs to modify our services or infrastructure in order to adapt to changing standards and demands. If we incur such costs and our sales fail to increase commensurately, we may not be able to achieve sustained profitability and positive operating cash flow.

Defects in our SubscribeNet service could diminish demand for the service and subject us to substantial liability.

Our service is complex, and may have errors or defects that users identify after they begin using it, which could harm our reputation and our business. Internet-based services frequently contain undetected errors when first introduced or when new versions or enhancements are released. Despite taking precautions to avoid errors, we have found defects in our service from time to time, and we may find new errors in our existing service in the future. Because our customers use our service for important aspects of their business, any errors, defects or other performance problems with our service could hurt our reputation and may damage our customers' businesses. If that occurs, customers could elect not to renew their agreements with us, could be eligible for credits under our service level agreements, and could delay or withhold payment to us. We also could lose future sales, or customers may make warranty claims against us, which could result in an increase in our provision for doubtful accounts, an increase in collection cycles for accounts receivable, or the expense and risk of litigation.

Interruptions or delays in service from our third-party Web hosting facilities, or in our relationships with third party hardware and software vendors, could impair the delivery of our service and harm our business.

We provide our service through computer hardware that is currently located in third-party Web hosting facilities in Santa Clara, California operated by SAVVIS Communications, and in Ireland operated by Data Electronics. We do not control the operation of these facilities, and they are subject to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures and similar events. While physical security measures are in place, they are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. Despite precautions taken at the facilities, the occurrence of a natural disaster, a decision to close a facility without adequate notice, or other unanticipated problems at a facility, could result in lengthy interruptions in our service. In addition, the failure by either facility to provide our required data communications capacity could result in interruptions in our service. We have an agreement with SBC E-Services, an affiliate of SBC Communications, Inc., to provide access to a geographically remote disaster recovery facility that would provide us access to hardware, software and Internet connectivity in the event the SAVVIS facility becomes unavailable. Even with this disaster recovery arrangement, however, our service would be interrupted during the transition. Any damage to, or failure of, our systems could result in interruptions in our service. Interruptions in our service may reduce our revenue, cause us to issue credits or pay penalties, cause customers to terminate their subscriptions and adversely affect our renewal rates. Our business will be harmed if our customers and potential customers believe our service is unreliable.

In addition, to a significant degree, we rely on various third-party software applications and hardware to deliver our service. If we experience disruptions in those vendor relationships and those software and hardware components become unavailable to us, or unavailable on commercially reasonable terms, our service could be interrupted and/or damaged, causing harm to our customer relationships, our reputation, and our overall business.

The market for our Digital Fastball service is unproven.

We continue to develop a production release of a new service called Digital Fastball, which we hope will leverage our digital delivery expertise to enable small and medium-sized businesses, as well as consumers, to send, receive and manage many types and sizes of digital files over the Internet quickly, easily and securely. We plan to market our Digital Fastball service principally to small and medium-sized companies that need to send large digital files as part of their businesses. However, many systems are already available for sharing files over the Internet, in some cases at little or no cost. In addition, some such systems have been the targets of widely publicized litigation by copyright holders, which may make some companies reluctant to use Internet- based digital delivery services such as Digital Fastball.

If our development or marketing efforts prove unsuccessful with respect to Digital Fastball, we may not generate any profit or even recover our investments in the Digital Fastball service, in which case our business could suffer.

We may raise additional capital to fund acquisitions, product development or general operations. Any such capital financing would dilute our shareholders' investments.

We may raise additional capital in the future through private or public offerings of stock, or through other means. The purposes of any such financing would be to increase our cash reserves for potential use in acquiring other businesses, product development activities, funding our operations and generally strengthening our balance sheet. Any such additional financing would likely dilute the investments of our current shareholders and may not be available on favorable terms, if at all.

Our operating results could vary due to the methods, estimates and judgments we use in applying our accounting policies, particularly SFAS No. 123(R).

The methods, estimates and judgments we use in applying our accounting policies significantly impact our results of operations. Those methods, estimates and judgments are, by their nature, subject to substantial risks, uncertainties and assumptions, and factors may arise over time that lead us to change our methods, estimates and judgments. In particular, the calculation of share-based compensation expense under SFAS No. 123(R)-which we adopted as of the fiscal quarter beginning March 1, 2006-requires that we use valuation methodologies and a number of assumptions, estimates and conclusions regarding matters such as expected terms, expected forfeitures, expected volatility of our share price, the expected dividend rate with respect to our common stock and the exercise behavior of our employees. Furthermore, there are no means, under applicable accounting principles, to compare and adjust our expense if and when we learn of additional information that may affect our previous estimates, with the exception of changes in expected forfeitures of share-based awards. Over time, factors may arise that cause us to change our estimates and assumptions with respect to future share-based compensation arrangements, resulting in variability in our share-based compensation expense. In addition, any future accounting pronouncements, taxation rules, and new interpretations of existing accounting pronouncements or taxation rules, could also have a significant effect on our reported results, including our reporting of transactions completed before the effective date of the change.

Our new independent auditing firm may interpret accounting rules differently than our old independent auditing firm, which could require changes in the presentation of our financial data and/or cause us to restate prior financial reports.

In September of 2006, we dismissed our prior independent accounting firm and engaged a new one to serve in that role. Consequently, our new independent auditor will be reviewing our financial reporting in the future, and also will be reviewing our financial reports from earlier periods that previously were reviewed by our old auditing firm. Given the complexities of public-company accounting rules and the differences in how those rules are interpreted by various accounting firms, it is possible that our new independent auditor will require us to characterize certain transactions and/or present financial data differently than was approved by our former auditor. Similarly, it is possible that our new auditor will disagree with the way we have presented financial results in prior periods, in which case we may be required to restate those financial results. In either case, these changes could negatively impact our future financial results and/or previously reported financial results, could subject us to the expense and other consequences of restating our prior financial statements, and could lead to government investigation and/or shareholder litigation.

Provisions of our charter documents could make it more difficult for a third party to acquire us, even if the offer may be considered beneficial by our stockholders, which could depress the trading price of our common stock.

Our charter documents, as well as our Amended and Restated Preferred Stock Rights Agreement, contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. Among other things, these provisions:

  trigger certain shareholder rights in the event a person or entity acquires more than fifteen percent of our voting securities (or up to twenty percent in the case of Crosslink Capital, Inc.);
  establish a classified board of directors so that not all members of our board are elected at one time;
  require super-majority voting to amend some provisions in our amended and restated certificate of incorporation and bylaws;
  authorize the issuance of "blank check" preferred stock that our board could issue to increase the number of outstanding shares and to discourage a takeover attempt;
  prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;
  provide that the board of directors is expressly authorized to make, alter or repeal our bylaws; and
  establish advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings.

In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control of our company. Section 203 imposes certain restrictions on merger, business combinations and other transactions between us and holders of 15 percent or more of our common stock.

Viruses may hinder acceptance of Internet-based digital delivery, which could in turn limit our revenue growth.

The proliferation of software viruses is a key risk that could inhibit acceptance by information technology professionals of Web- based delivery of digital goods. Any well-publicized transmission of a computer virus by us or another company using digital delivery could deter information technology professionals from using, and deter software providers from outsourcing, digital delivery, thereby adversely affecting our business. Our SubscribeNet service enables our customers to upload their software products directly onto our systems for downloading by their end-users. Our systems automatically scan our customers' software products for known computer viruses on an ongoing basis while they are on our systems. However, it is possible that in spite of these periodic virus scans, our system could transmit the virus to one or more end-users. Any such virus transmission could result in disputes, litigation and negative publicity that could adversely affect our business and our stock price.

If our security measures are breached and unauthorized access is obtained to a customer's data, our service may be perceived as not being secure and customers may curtail or stop using our service.

Our service involves the storage and transmission of customers' proprietary information, and security breaches could expose us to a risk of loss of this information, litigation and possible liability. If our security measures are breached as a result of third-party action, employee error, malfeasance or otherwise, and, as a result, someone obtains unauthorized access to one of our customers' data, our reputation will be damaged, our business may suffer and we could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and we could lose sales and customers. Some companies may be reluctant to use either our SubscribeNet or Digital Fastball hosted digital delivery services because they are concerned about the security capabilities of these services.

Additional government regulations may harm demand for our services and increase our costs of doing business.

Our business has benefited from the tax laws of states in which purchases of software licenses are not taxable if the software is received only electronically. Some such states are considering whether to change their laws to broaden the taxability of transactions fulfilled over the Internet. Any new imposition of taxes on sales of software licenses, where the software is received electronically, could substantially harm demand for our services and thereby materially adversely affect our business, operating results and financial condition. We also have benefited from implementing our services in Ireland, which offers tax advantages to software companies distributing software from Ireland. Any regulatory change in Ireland or elsewhere that diminishes those advantages could harm our business. Other changes in government regulations, in areas such as privacy and export compliance, could also require us to implement changes in our services or operations that increase our cost of doing business and thereby hurt our financial performance.

Claims by third parties for intellectual property infringement could force us to stop selling our services, force us to pay royalties, and force us to indemnify our customers.

Our business involves a high risk that we will be the target of intellectual property infringement claims. These claims could take a number of forms, including:

  Claims by other technology companies alleging that current or future components of our digital delivery service or related services infringe their intellectual property rights;
  Claims by our customers' competitors alleging that our customers' software, which we store and electronically deliver for our customers, infringes those competitors' intellectual property rights (our customers would typically be required to defend and indemnify us against such claims, but the claims could nevertheless disrupt our business);
  Claims that our use of the name Intraware violates the rights of other entities that are using the same name. We are aware that certain other companies are using the name "Intraware" as a company name or as a trademark or service mark. While we have received no notice of any claims of trademark infringement from any of those companies, we cannot assure you that these companies may not claim superior rights to "Intraware" or to other marks we use; or
  Claims by our customers that we delivered their software to unauthorized third parties, thereby infringing our customers' intellectual property rights.

Industry consolidation is increasing the risk that we will become a target of the types of infringement claims described in the first two bullets above. Consolidation among companies providing digital delivery, licensing, e-commerce and related technologies is resulting in more direct competition among the surviving companies in that segment, heightening the risk of intellectual property infringement claims among those companies, including us. Similarly, consolidation in the enterprise software industry heightens the risk of intellectual property infringement claims among the companies remaining in that industry, including most of our customers.

These intellectual property claims could be made for patent, copyright or trademark infringement or for misappropriation of trade secrets. They could be made directly against us, or indirectly through our contractual indemnification obligations to our customers and channel partners. Any claims could result in costly litigation and be time-consuming to defend, divert management's attention and resources, or cause delays in releasing new or upgrading existing services. Royalty or licensing agreements, if required, may be available only on onerous terms, if at all. Although we carry general liability insurance, our insurance may not cover all potential claims or may not be adequate to protect us from all liability that may be imposed.

We believe we own the rights in, or have the rights required to use, our SubscribeNet technology. However, there can be no assurance that this technology does not infringe the rights of third parties. In addition, we take steps to verify that end-users who download our customers' software through our SubscribeNet service are entitled to deploy and use that software. However, there can be no assurance that this verification procedure will help us defend against claims by, or protect us against liability to, our customers whose software is downloaded.

If our export compliance system fails to prevent unauthorized exports of our customers' software, we could be sanctioned by the U.S. government.

Through our SubscribeNet service, we globally distribute software containing encryption technology and other technologies restricted by U.S. laws and regulations from exportation to certain countries, certain types of recipients, and certain specific end-users. Our SubscribeNet solution incorporates automated procedures to help ensure that the software we deliver electronically is not downloaded in violation of U.S. export laws and regulations. However, these procedures may not prevent unauthorized exports of restricted software in every case. If an unauthorized export of software occurs through the SubscribeNet service and the U.S. government determines that we have violated U.S. export laws or regulations, we could be sanctioned under those laws or regulations. Sanctions include fines, suspension or revocation of export privileges, and imprisonment.

If our key personnel left the company, our product development, sales, and corporate management could suffer.

Our future success depends upon the continued service of our executive officers and other key technology, sales, marketing and support personnel. None of our officers or key employees is bound by an employment agreement for any specific term. We do not maintain life insurance on any of our officers or key employees. If we lost the services of one or more of our key employees, or if one or more of our executive officers or key employees decided to join a competitor or otherwise compete directly or indirectly with us, this could significantly harm our business.

Financial and securities laws, especially the Sarbanes-Oxley Act of 2002, require that we evaluate our internal control structure. While we believe we currently have adequate internal controls in place, this exercise has no precedent available by which to measure the adequacy of our compliance, and in addition it may cause our operating expenses to increase.

The Sarbanes-Oxley Act of 2002 and newly proposed or enacted rules and regulations of the SEC and the Nasdaq Stock Market impose new duties on us and our executives, directors, attorneys and independent registered public accounting firms. In order to comply with the Sarbanes-Oxley Act and such new rules and regulations, we are evaluating our internal control over financial reporting to allow management to report on, and our independent registered public accounting firm to attest to, our internal control over financial reporting. We are performing the system and process evaluation and testing (and any necessary remediation) required in an effort to comply with the management certification and independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result, we are incurring additional expenses and diversion of management's time, and we may be required to hire additional personnel and engage additional outside legal, accounting and advisory services. Any of these developments could materially increase our operating expenses and accordingly reduce our net income or increase our net loss. While we anticipate being able to fully implement the requirements relating to internal control over financial reporting and all other aspects of Section 404 in a timely fashion, we cannot be certain as to the outcome of our testing and resulting remediation actions or the impact of the same on our operations since there is little precedent available by which to measure compliance adequacy. If we are unable to implement the requirements of Section 404 in a timely manner or with adequate compliance, we may be subject to sanctions or investigation by regulatory authorities, such as the SEC or the Nasdaq Stock Market, and our reputation may be harmed. Any such action could adversely affect our financial results and the price of our common stock.

Moreover, our management, including our CEO and CFO, does not expect that our disclosure controls or our internal controls over our financial reporting will eliminate all risk of error or fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Our disclosure controls or procedures could be circumvented by the individual acts of some persons, by collusion of two or more people or by management override of the control. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Our sales and marketing services arrangement with Software Spectrum, Inc. terminated on January 3, 2006. As a result, we stopped recognizing alliance and reimbursement revenues after January 3, 2006.

Until January 3, 2006, we provided sales and marketing services to Software Spectrum to assist in its resale and marketing of Sun Java Enterprise System and Sun One software licenses and maintenance, under a Sales Alliance Agreement between us and Software Spectrum. Under that agreement, Software Spectrum shared with us a portion of its gross profit from resales of licenses and maintenance for that Sun software, and paid us a SubscribeNet service fee for electronic delivery of that Sun software. This agreement accounted for substantially all of our alliance and reimbursement revenues, a significant portion of our online services and technology revenues, and more than 10% of our total revenues in our 2006 fiscal year.

Effective January 3, 2006, we terminated our Sales Alliances Agreement with Software Spectrum. We have signed a two-year SubscribeNet service agreement with FusionStorm to provide electronic software and license management services for their SunOne product sales, which we expect will partially offset the decline in our online services and technology revenues. We do not expect to offer sales and marketing services in the future to other customers as part of the SubscribeNet offering. We ceased recognizing any alliance and reimbursement revenues after January 3, 2006.

If we acquire any companies or technologies in the future, they could prove difficult to integrate, disrupt our business, dilute stockholder value and adversely affect our operating results.

We may acquire or make investments in complementary companies, services and technologies in the future. We are considerably smaller now than we were when we made our past acquisitions, and therefore any new acquisitions or investments could be more disruptive to our organization than in the past. Acquisitions and investments involve numerous risks, including:

  difficulties in integrating operations, technologies, services and personnel;
  diversion of financial and managerial resources from existing operations;
  risk of entering new markets;

  potential write-offs of acquired assets;
  potential loss of key employees;
  inability to generate sufficient revenue to offset acquisition or investment costs; and
  delays in customer purchases due to uncertainty.

In addition, if we finance acquisitions by issuing convertible debt or equity securities, our existing stockholders may be diluted which could affect the market price of our stock. As a result, if we fail to properly evaluate and execute acquisitions or investments, our business and prospects may be seriously harmed.

We could face claims in relation to our Employee Stock Purchase Plan ("ESPP").

We have maintained an ESPP program for the benefit of our employees since 1999. We recently determined that beginning in late 2001, we issued shares that were authorized under our ESPP plan but which exceeded the number of shares we had registered with the SEC on Form S-8. In October 2006, we registered additional ESPP shares with the SEC, but it is possible we could face claims for rescission of past purchases or other damages by former employees who lost money selling their ESPP shares. It is difficult to predict the overall size of these potential claims because we do not have data showing the extent to which employees or former employees continue to hold their shares or have sold them, or data showing any resulting losses. While we believe the aggregate amount of potential claims is small, we cannot assure you of this. We also believe we have valid defenses against any such claims, including without limitation applicable statutes of limitation, but the cost of litigating these issues could be expensive and we cannot assure you we would prevail on all of our defenses or avoid rescinding certain purchases under the ESPP and/or paying damages.

THE OFFER

  Eligibility.

  You are an "eligible participant" if you are an employee (including an officer) or consultant of Intraware and you remain an employee or consultant of Intraware or a successor entity through the date on which the exchanged options are cancelled; provided, however, that if we have notified you prior to the expiration of the offer that your position with Intraware will be eliminated, we will not accept your tendered options and you will not receive any restricted stock units. Our directors who are also employees of Intraware and our executive officers, listed on Schedule A to this Offer to Exchange, are eligible to participate in this offer. Because the non-employee members of our board of directors have not received options under the 1996 Plan, they are not eligible to participate in this offer.

  To receive a grant of restricted stock units, you must remain an employee or consultant of Intraware or a successor entity through the restricted stock unit grant date, which will be the same United States business day as the cancellation date. If you do not remain an employee or consultant of Intraware or a successor entity through the restricted stock unit grant date, you will keep your current eligible options and they will expire in accordance with their terms. If we do not extend the offer, the restricted stock unit grant date will be April 9, 2007. Your service with Intraware will remain "at-will" and can be terminated by you or us at any time, with or without cause or notice. In order to vest in your restricted stock units and receive the shares subject to the award, you must remain an employee or other service provider through each relevant vesting date.

  Number of options; expiration date.

  Subject to the terms and conditions of this offer, we will accept for exchange outstanding, unvested options with an exercise price per share greater than or equal to $5.00 that were granted under our 1996 Plan (the "eligible options"), that are held by eligible participants and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date. In order to be eligible, options must be outstanding and unvested as of immediately prior to the cancellation of the options under this offer. For example, if a particular option grant expires after commencement, or if a portion of a particular option grant vests after commencement, but before cancellation under the offer, that particular option grant or portion of the option grant is not eligible for exchange.

  You may not pick and choose which of your eligible option grants you wish to exchange. Each option grant that you elect to exchange must be for the entire portion that is outstanding and unvested.

  For example and except as otherwise described below, if you hold (1) an eligible option grant to purchase 1,000 shares, 700 of which have already vested, (2) an eligible option grant to purchase 1,000 shares, none of which has vested, and (3) an eligible option grant to purchase 2,000 shares, none of which has vested, you must either elect to exchange all outstanding and unvested options (the 300 unvested shares subject to the first option, and all of the shares subject to the second and third option) or none of your outstanding and unvested option grants. These are your only choices in the above example. You may not elect, for example, to exchange your first option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or to exchange only the shares under the second and third option grants but not under the first option grant.

  If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible participant beneficially owns a portion of the eligible option, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. As noted above, this is an all or nothing offer, so your participation must be with respect to all or none of the eligible options legally owned by you. Because you are the legal owner of an eligible option, Intraware will respect an election properly made by you and accepted by Intraware and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you with respect to such an election.

  The number of restricted stock units that you receive will depend on the exercise price of your exchanged options. Subject to the terms of this offer and upon our acceptance of your properly tendered options, your exchanged options will be cancelled and you will be granted restricted stock units as follows:

Per Share Exercise Price of Eligible Option	Restricted Stock Units for Exchanged Options
$5.00 - $7.99	One (1) restricted stock unit for every two (2) exchanged options.
$8.00 - $12.99	One (1) restricted stock unit for every three (3) exchanged options.
$13.00 and higher	One (1) restricted stock unit for every four (4) exchanged options.

  For purposes of this offer, including the exchange ratios, the term "option" generally refers to an option to purchase one (1) share of our common stock. For purposes of applying the exchange ratios, fractional restricted stock units will be rounded up to the nearest whole restricted stock unit on a grant by grant basis.

  The exchange ratios apply to each of your option grants separately. This means that the various options you have received may be subject to different exchange ratios.

  Example 1

  If you exchange 5,000 options with an exercise price per share of $5.50, you will receive 2,500 restricted stock units.

  Example 2

  If you exchange 5,000 options with an exercise price per share of $9.25, you will receive 1,667 restricted stock units.

  Example 3

  If you exchange 5,000 options with an exercise price per share of $13.25, you will receive 1,250 restricted stock units.

  Example 4

  If you exchange (i) 1,000 unvested options that were granted in January 2006 with an exercise price per share of $6.74, and (ii) 1,000 unvested options that were granted in February 2005 with an exercise price per share of $8.80, then all of the following apply:

    If you wish to exchange your February 2005 option, you must exchange your January 2006 option as well.

    In exchange for the options granted in January 2006, you will receive 500 restricted stock units.

    In exchange for the options granted in February 2005, you will receive 334 restricted stock units.

  All restricted stock units will be subject to the terms of our 2006 Plan, and to a restricted stock unit agreement entered into between you and Intraware. The current form of restricted stock unit agreement under the 2006 Plan is incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed.

  The expiration date for this offer will be 5:00 p.m., Pacific Time, on April 9, 2007, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer.

  Purpose of the offer.

  We are making this offer because we believe that this offer will foster retention of our valuable employees and consultants and better align the interests of our employees, consultants and stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees and consultant. Some of our outstanding and unvested options have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being "underwater." By making this offer, we intend to provide eligible participants with the opportunity to own restricted stock units that over time may have a greater potential to increase in value. Because we prefer that most of our employees be subject to similar equity compensation structures, certain options that are not underwater also are eligible to be exchanged in this offer.

  We believe that the structure of this offer will also help us use our employee compensation resources more efficiently. Stock options represent potential future issuance of shares, which results in dilution of stockholder interests. The measure of stock option usage is called "overhang," defined most simply as stock options granted as a percentage of the total shares outstanding. The exchange ratios selected for this offer are expected to decrease the total number of options outstanding and therefore reduce the potential dilution associated with our employee compensation. Additionally, the structure of the exchange program and the selected exchange ratios are such that the exchange will significantly reduce our equity-related compensation expenses for financial accounting purposes.

  Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

    Any extraordinary transaction, such as a merger, reorganization or liquidation involving Intraware;

    Any purchase, sale or transfer of a material amount of our assets;

    Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

    Any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

    Any other material change in our corporate structure or business;

    Our common stock being delisted from the Nasdaq Capital Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

    Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

    The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

    The acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities, other than issuances of options and equity awards to service providers, exercises of outstanding equity awards, and shares purchased under our Employee Stock Purchase Plan; or

    Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

  Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this offer.

  Procedures for electing to exchange options.

  Proper Election to Exchange Options.

  Participation in this offer is voluntary. If you participate in this offer, you must deliver the completed election form by facsimile, e-mail, portable document format (PDF) or by hand delivery before 5:00 p.m., Pacific Time, on April 9, 2007 to:

  Melinda Ericks
  mericks@intraware.com
  Fax: (925) 253-4518

  The expiration date of the offer will be 5:00 p.m., Pacific Time, on April 9, 2007, unless we extend the offer.

  This is an all or nothing offer, which means that if you participate in this offer, you must exchange all of your eligible options. To help you recall your outstanding eligible option grants and give you the tools to make an informed decision, we will distribute to you a summary of your outstanding and unvested stock options that have an exercise price per share greater than or equal to $5.00 granted under the 1996 Plan by internal mail or e-mail.

  Your election to participate becomes irrevocable after 5:00 p.m., Pacific Time, on April 9, 2007, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date, except as provided in Section 5 of the Offer to Exchange. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date.

  The delivery of all documents, including election forms, is at your risk. We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within two (2) United States business days. If you have not received an e-mail confirmation, you must confirm that we have received your election form and/or any withdrawal form. Only responses that are complete, signed and actually received by Melinda Ericks by the deadline will be accepted. Responses submitted by any other means, including interoffice or United States mail (or other post) and overnight carrier, are not permitted.

  This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer; provided, however, that if we have informed you prior to the expiration of the offer that your position with Intraware will be eliminated, we will not accept your tendered options and you will not receive any restricted stock units.

  Our receipt of your election form is not by itself an acceptance of your options for exchange. We will give oral or written notice to the option holders generally of our acceptance of options for exchange promptly after the expiration date. We may issue this notice of acceptance by press release, e-mail or other form of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be April 9, 2007.

  Determination of Validity; Rejection of Options; Waiver of Defects; no Obligation to Give Notice of Defects.

  We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn; provided, however, that if we have informed you prior to the expiration of the offer that your position with Intraware will be eliminated, we will not accept your tendered options and you will not receive any restricted stock units. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

  Our Acceptance Constitutes an Agreement.

  Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between Intraware and you upon the terms and subject to the conditions of this offer.

  Withdrawal rights and change of election.

  You may withdraw all of the options that you previously elected to exchange only in accordance with the provisions of this section.

  You may withdraw all of the options that you previously elected to exchange at any time before the expiration date, which is expected to be 5:00 p.m., Pacific Time, on April 9, 2007. If we extend the offer, you may withdraw your options at any time until the extended expiration date.

  In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on May 4, 2007, you may withdraw your options at any time thereafter.

  To validly withdraw the options that you previously elected to exchange, you must deliver the completed withdrawal form by facsimile, e-mail, portable document format (PDF) or by hand delivery before 5:00 p.m., Pacific Time, on April 9, 2007 to:

  Melinda Ericks
  mericks@intraware.com
  Fax: (925) 253-4518

  You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date.

  If you withdraw your eligible options, you may again elect to participate in the offer at any time before the expiration date. All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re- elect to exchange all eligible options before the expiration date. To re-elect to exchange all of your eligible options, you must deliver a completed election form before the expiration date by following the procedures described in Section 4 of this Offer to Exchange. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form.

  Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.

  The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. We intend to confirm the receipt of your withdrawal form and/or any election form by e-mail within two (2) United States business days. If you have not received an e-mail confirmation, you must confirm that we have received your withdrawal form and/or any election form. Only responses that are complete, signed and actually received by Melinda Ericks by the deadline will be accepted. Responses submitted by any other means, including interoffice or United States mail (or other post) and overnight carrier, are not permitted.

  Acceptance of options for exchange and issuance of restricted stock units.

  Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration date; provided, however, that if we have informed you prior to the expiration of the offer that your position with Intraware will be eliminated, we will not accept your tendered options and you will not receive any restricted stock units. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we anticipate to be April 9, 2007.

  Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn. We will give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, e-mail or other method of communication.

  We will grant the restricted stock units on the restricted stock unit grant date, which is the same United States business day as the cancellation date. We expect the restricted stock unit grant date to be
  April 9, 2007. All restricted stock units will be granted under our 2006 Plan and will be subject to a restricted stock unit agreement between you and Intraware. The number of restricted stock units you will receive will be determined in accordance with the exchange ratios described in Section 2 of this Offer to Exchange. Promptly after the expiration date, we will send you your restricted stock unit agreement. You will receive the shares subject to the restricted stock unit award when and if your award vests, in accordance with the vesting schedule described in Section 2 of this Offer to Exchange.

  Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

  Conditions of the offer.

  If Intraware is acquired prior to the expiration date of the offer, we reserve the right to withdraw the offer, in which case your eligible options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will not receive any restricted stock units under this offer. Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

    There will have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

    Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

    There will have occurred:

      any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

      the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

      any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States, in our reasonable judgment, any extraordinary or material adverse change in United States financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Index or the Standard & Poor's 500 Index from the date of commencement of the exchange offer, the commencement, continuation or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the offer, or if any of the situations described above existed at the time of commencement of the exchange offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the exchange offer;

    A tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been publicly disclosed or we will have learned that:

      any person, entity or "group" within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the exchange offer, any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or any new group will have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of eligible options;

    There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

    A tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been publicly disclosed;

    Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

    Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

    Any rules or regulations by any governmental authority, the National Association of Securities Dealers, the Nasdaq Capital Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to Intraware.

  If any of the above events occur, we may:

    Terminate the exchange offer and promptly return all tendered eligible options to tendering holders;

    Complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended exchange offer expires;

    Amend the terms of the exchange offer; or

    Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

  The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

  Price range of shares underlying the options.

  The Intraware common stock that underlies your options is traded on the Nasdaq Capital Market under the symbol "ITRA." The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by the Nasdaq Capital Market.

	High	Low
For the quarter ended
February 28, 2007	$6.83	$4.01
November 30, 2006	$5.62	$3.52
August 31, 2006	$6.25	$3.14
May 31, 2006	$7.83	$5.66
For the quarter ended
February 28, 2006	$8.46	$6.01
November 30, 2005	$7.02	$2.60
August 31, 2005	$5.90	$2.80
May 31, 2005	$8.40	$3.80

  On March 5, 2007, the last reported sale price of our common stock, as reported by the Nasdaq Capital Market was $5.06 per share.

  You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

  Source and amount of consideration; terms of restricted stock units.

  Consideration.

  We will issue restricted stock units in exchange for eligible outstanding options properly elected to be exchanged by you and accepted by us for such exchange. Restricted stock units are awards under which Intraware promises to issue shares of common stock in the future, provided the vesting criteria are satisfied. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive restricted stock units based on exchange ratios described in Section 2 of this Offer to Exchange and fractional restricted stock units will be rounded up to the nearest whole restricted stock unit on a grant by grant basis:

  If we receive and accept tenders from eligible participants of all options eligible to be tendered, subject to the terms and conditions of this offer, we will grant restricted stock units to purchase a total of approximately 60,791 shares of our common stock, or approximately 1% of the total shares of our common stock outstanding as of February 28, 2007.

  General Terms of Restricted Stock Units.

  Restricted stock units will be granted under our 2006 Plan. All restricted stock units will be subject to the terms of the 2006 Plan and to a restricted stock unit agreement between you and Intraware. The terms and conditions of the restricted stock units may vary from the terms and conditions of the options that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights. However, you should note that the vesting schedule of your restricted stock unit will differ from your exchanged option, as described below.

  The following description summarizes the material terms of our 2006 Plan. Our statements in this Offer to Exchange concerning the 2006 Plan and the restricted stock units are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2006 Plan, and the form of restricted stock unit agreement under the 2006 Plan, which have been incorporated by reference as exhibits to the Schedule TO of which this offer is a part. Please contact us at Intraware, Inc., 25 Orinda Way, Orinda, CA, 94563, Attention: Donna Bull (telephone: (925) 253-4525), to receive a copy of the 2006 Plan, and the form of restricted stock unit agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.

  2006 Equity Incentive Plan.

  The 2006 Plan permits the granting of incentive stock options, nonstatutory stock options, restricted stock, stock appreciation rights, performance shares, performance units, restricted stock units or dividend equivalents. The maximum number of common shares subject to awards currently outstanding under our 2006 Plan is approximately 22,500 shares. As of March 5, 2007, the maximum number of shares available for future issuance under the 2006 Plan was 470,948. The 2006 Plan is administered by our board of directors, or a committee appointed by our board of directors, which we refer to as the Administrator. Subject to the other provisions of the 2006 Plan, the Administrator has the power to determine the terms, conditions and restrictions of the restricted stock units granted, including the number of restricted stock units and the vesting criteria.

  Purchase Price.

  The purchase price, if any, of a restricted stock unit granted under the 2006 Plan generally is determined by the Administrator. The purchase price of a restricted stock unit granted under this offer will be the par value of our common stock which is equal to one tenth of one cent ($0.001) and the par value will be deemed paid by your past services rendered to Intraware. As a result, you do not have to make any cash payment to Intraware to receive your restricted stock units.

  Vesting.

  The vesting applicable to a restricted stock unit granted under the 2006 Plan generally is determined by the Administrator in accordance with the terms of the 2006 Plan.

  The vesting schedule of the restricted stock units will be as follows:

    None of the restricted stock units will be vested on the restricted stock unit grant date (expected to be April 9, 2007).

    1/3rd of the restricted stock units will vest on the one (1) year anniversary of the restricted stock unit grant date.

    Thereafter, 1/12th of the restricted stock units will vest every three (3) months following the one (1) year anniversary of the restricted stock unit grant date, so that all of the restricted stock units will be vested three (3) years from the restricted stock unit grant date.

  If your service with us terminates (for any reason or no reason) before your restricted stock units vest, your restricted stock units will expire unvested, and you will not be issued any shares under your restricted stock unit award.

    Vesting on any date is subject to your continued service to us through each relevant vesting date.

    We will make minor modifications to the vesting schedule of any restricted stock units to eliminate fractional vesting (such that a whole number of restricted stock units will vest on each vesting date); this will be done by rounding down to the nearest whole number of restricted stock units that will vest on a particular vesting date.

  Example: An unvested option to purchase 5,000 shares at an exercise price of $5.50 is exchanged for an award of 2,500 restricted stock units granted on the scheduled restricted stock unit grant date of April 9, 2007. The restricted stock units will vest as follows (subject to your continued service to Intraware through each relevant vesting date):

  Vested on restricted stock unit grant date: None

  Restricted stock units that will vest on the one (1) year anniversary of the restricted stock unit grant date (expected to be April 9, 2007): 833

  Restricted stock units that will vest one (1) year and three (3) months from the restricted stock unit grant date: 208

  Restricted stock units that will vest one (1) year and six (6) months from the restricted stock unit grant date: 208

  Restricted stock units that will vest one (1) year and nine (9) months from the restricted stock unit grant date: 209

  Restricted stock units that will vest two (2) years from the restricted stock unit grant date: 208

  Restricted stock units that will vest two (2) years and three (3) months from the restricted stock unit grant date: 208

  Restricted stock units that will vest two (2) years and six (6) months from the restricted stock unit grant date: 208

  Restricted stock units that will vest two (2) years and nine (9) months from the restricted stock unit grant date: 209

  Restricted stock units that will vest three (3) years from the restricted stock unit grant date: 209

  Form of Payout.

  The payout of restricted stock units granted under the 2006 Plan will be in shares of Intraware common stock. Although not obligated to do so, we intend to withhold a portion of the vested restricted stock units that have an aggregate market value sufficient to pay the minimum federal, state and local income, employment and any other applicable taxes required to be withheld by us.

  Adjustments Upon Certain Events.

  Events Occurring Before the New Option Grant Date. Although we are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the 1996 Plan under which they were granted and your option agreement. Further, if Intraware is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no restricted stock units in exchange for them. If Intraware is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new restricted stock units, including any adjustments to the purchase price and number of shares that will be subject to the restricted stock units. Under such circumstances, the type of security and the number of shares covered by your restricted stock unit award would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive restricted stock units covering more or fewer shares of the acquiror's common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the restricted stock units if no acquisition had occurred.

  A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

  Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees or consultants before the completion of this option exchange program. Termination of your service for this or any other reason before the restricted stock unit grant date means that the tender of your options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any restricted stock units or other benefit for your tendered options.

  Events Occurring After the Restricted Stock Unit Grant Date. If a change in our capitalization, such as a stock split, reverse stock split, stock dividend, combination or reclassification or other similar event, occurs after the restricted stock unit grant date, an appropriate adjustment will be made to the number and purchase price of shares subject to each restricted stock unit, without any change in the aggregate purchase price.

  In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each participant as soon as practicable prior to the effective date of the proposed transaction. The Administrator may, however, provide that any restricted stock unit may become fully vested, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. Any restricted stock units that have not been previously vested will terminate immediately before the consummation of the liquidation or dissolution.

  Our 2006 Plan provides that if we merge or if our property or stock is acquired by another corporation, each restricted stock unit may be assumed by the successor corporation or an equivalent restricted stock right, may be substituted for the restricted stock right by the successor corporation. If a restricted stock right is not so assumed or substituted for, the Administrator will notify the participant that the restricted stock units will accelerate and become fully vested.

  Transferability of Restricted Stock Units.

  Restricted stock units generally may not be transferred, other than by will or the laws of descent and distribution, unless the Administrator indicates otherwise in your restricted stock unit agreement. In the event of your death, any person who acquires the right to receive the restricted stock units by bequest or inheritance may receive issued restricted stock units.

  Registration of Shares Underlying Restricted Stock Units.

  All of the shares of Intraware common stock issuable upon vested restricted stock units have been registered under the United States Securities Act of 1933, as amended (the "Securities Act") on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Intraware for purposes of the Securities Act, you will be able to sell the shares issued upon vesting of your restricted stock units free of any transfer restrictions under applicable United States securities laws.

  United States Federal Income Tax Consequences.

  You should refer to Section 14 of this Offer to Exchange for a discussion of the United States federal income tax consequences of the restricted stock units and exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a citizen or resident of the United States, but are also subject to the tax laws of another non-United States jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

  Information concerning Intraware.

  Our principal executive offices are located at 25 Orinda Way, Orinda, CA 94563, and our telephone number is (925) 253-4500. Questions regarding this option exchange should be directed to Paul Warenski, our Senior Vice President and General Counsel at (925) 253-4515.

  Intraware launched the first outsourced Web-based electronic software delivery and management ("ESDM") solution in 1996. Today, we are a leading provider of global ESDM services for enterprise software publishers and resellers. Our ESDM services help software publishers, software resellers and other technology companies streamline manufacturing, distribution and support costs; develop business intelligence about their customers; strengthen customer retention and maintenance renewals; accelerate and document software and license key delivery for revenue recognition purposes; and comply with United States export controls. Over 90% of Fortune 500 companies have received access to enterprise software or licenses through our ESDM services.

  We also offer complementary services, including license management, e-commerce, and on-demand physical fulfillment through our alliances with companies including Digital River and Nexstra.

  The financial information included in our annual report on Form 10-K for the fiscal year ended February 28, 2006 and our quarterly report on Form 10-Q for the fiscal quarter ended November 30, 2006 is incorporated herein by reference. Please see Section 17 of this Offer to Exchange entitled, "Additional information," for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

  We had a book value per share of $1.69 on March 5, 2007.

  The following table sets forth our ratio of earnings to fixed charges for the periods specified:

Fiscal Year Ended
	February 28, 2005	February 28, 2006
Ratio of earnings to fixed charges	17.4x	27.7x

  The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by Intraware to be representative of the interest factor of rental payments under operating leases.

  Interests of directors and executive officers; transactions and arrangements concerning the options.

  A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. Our officers may participate in this offer, but our non-employee members of our board of directors may not participate in the offer. As of March 5, 2007, our executive officers and directors (eight (8) persons) as a group held options unexercised and outstanding under our 1996 Plan to purchase a total of 569,430 of our shares, which represented approximately 46% of the shares subject to all options outstanding under our 1996 Plan as of that date.

  The table below sets forth the beneficial ownership of each of our executive officers and directors of options under our 1996 Plan as of March 5, 2007. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase shares of our common stock under our 1996 Plan, which was 1,231,012 as of March 5, 2007. Executive officers are eligible to participate in the offer, but our non-employee members of our board of directors are not eligible to participate in the offer.

Name	Position	Number of Shares Covered by Eligible Options	Percentage of Total Outstanding Options
Peter H. Jackson	Chairman, Chief Executive Officer, and President	43,958	3.6%
Wendy A. Nieto	Executive Vice President and Chief Financial Officer	35,104	2.9%
Paul D. Warenski	Senior Vice President, General Counsel, and Secretary	25,000	2%
Brendan A. McLoughlin	Director	0	0
Raymond L. Ocampo, Jr.	Director	0	0
Peter F. Pervere	Lead Independent Director	0	0
Bradley M. Shuster	Director	0	0
Robert F. Kleiber	Director	0	0

  Neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock or a restricted stock grant or purchase under our 1996 Plan or our 2006 Plan, or in transactions involving our common stock during the past sixty (60) days before and including March 5, 2007.

  Status of options acquired by us in the offer.

  Options that we acquire through the offer will be cancelled and the shares subject to those options will be returned to the 2006 Plan as shares available for grants of new awards under our 2006 Plan. To the extent shares returning to the 2006 Plan are not fully reserved for issuance upon receipt of the restricted stock units to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, respectively, without further stockholder action, except as required by applicable law or the rules of the Nasdaq Capital Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

  Legal matters; regulatory approvals.

  We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of restricted stock units as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue restricted stock units for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

  If we are prohibited by applicable laws or regulations from granting restricted stock units on the restricted stock unit grant date, we will not grant any restricted stock units. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the restricted stock unit grant date we will not grant any restricted stock units and you will not receive any other benefit for the options you tendered.

  Material United States federal income tax consequences.

  The following is a summary of the material United States federal income tax consequences of the exchange of options for restricted stock units pursuant to the offer for those employees or consultants subject to United States federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or a resident of the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

  We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

  Option holders who exchange outstanding options for restricted stock units generally will not be required to recognize income for United States federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

  Restricted Stock Units.

  You generally will not have taxable income at the time you are granted a restricted stock unit. Instead, you will recognize ordinary income when the shares subject to the restricted stock unit vest and no longer can be forfeited. The amount of ordinary income you recognize will equal the fair market value of the shares on the vesting date, less the amount, if any, you paid for the shares. Upon the sale or other disposition of the shares, any additional gain or loss will be treated as long- or short-term capital gain depending on the length of time you hold the shares. Although not obligated to do so, Intraware intends to automatically redeem a sufficient number of shares of our common stock issued when restricted stock units vest to satisfy the tax withholding obligation.

  We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer.

  In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

  Stock Options.

  If you participate in this offer, your eligible options will be exchanged for restricted stock units. So that you are able to compare the tax consequences of new restricted stock units to that of your eligible options, we have included the following summary as a reminder of the tax consequences generally applicable to options under United States federal tax law.

  Incentive Stock Options.

  Under current United States tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder's death or disability, if an option is exercised more than three (3) months after the option holder's termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

  If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

    more than two (2) years after the date the incentive stock option was granted (the new option grant date); and

    more than one (1) year after the date the incentive stock option was exercised.

  If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

  If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the option holder at the time of the disposition.

  Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one (1) year after the option was exercised.

  Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

  Nonstatutory Stock Options.

  Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

  We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

  Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

  Note that as a result of the American Jobs Creation Act of 2004, options amended in a certain manner or granted with an exercise price that was lower than the fair market value of the underlying shares at the time of grant ("discount options") may be taxable to you before you exercise your option. As of the date of this offer, how such options will be taxed is unclear. However, based on currently available guidance, we believe that, in the tax year in which a discount option vests, the holder of the discount option will have income recognition equal to the difference between the fair market value of the shares and the exercise price (the "spread") and will be subject to the 20% tax on the spread. In addition, we believe that during each subsequent tax year (until the option is exercised or expires), the holder of the discount option will be subject to additional annual income and penalty taxes on any increase in value of the underlying stock. Finally, certain states have also adopted laws similar to Section 409A. Consequently, the holder of the discount option may also incur additional taxes and penalties under state law provisions. For example, California has adopted a provision similar to Section 409A and thereby imposes a 20% tax with regard to discounted options (in addition to the federal 20% tax and any federal and state income taxes).

  Extension of offer; termination; amendment.

  We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next United States business day after the previously scheduled expiration date.

  We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

  Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, or if a portion of a particular option vests after commencement, but before cancellation under the offer, that particular option grant, or portion of the option, is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option, or portion of an option, that was tendered before the originally scheduled expiration of the offer expires or vests after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option, or portion of the option, would not be eligible for exchange.

  The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten (10) United States business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer's period so that at least five (5) United States business days, or such longer period as may be required by the tender offer rules, remain after such change.

  For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

  Fees and expenses.

  We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

  Additional information.

  This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

    Our definitive proxy statement on Schedule 14A for our 2006 annual meeting of stockholders, filed with the SEC on September 1, 2006;

    Our quarterly reports on Form 10-Q for our fiscal quarters ended November 30, 2006, August 31, 2006 and May 31, 2006 and, filed with the SEC on January 16, 2007, October 13, 2006 and July 14, 2006 respectively;

    Our annual report on Form 10-K for our fiscal year ended February 28, 2006, filed with the SEC on April 21, 2006;

    Our current reports on Form 8-K filed with the SEC on each of February 22, 2007, January 23, 2007, January 11, 2007, October 5, 2006, September 21, 2006, September 12, 2006, July 25, 2006, July 13, 2006, June 27, 2006, May 26, 2006, April 20, 2006, March 16, 2006, March 9, 2006; and

    The description of our Common Stock contained in our registration statement on Form 8-A filed with the SEC on September 12, 2005, the amendments to such registration statement on Forms 8-A/A filed with the SEC on each of January 23, 2007 and June 28, 2006, and any further amendment or report filed thereafter for the purpose of updating such description.

  These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

  Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Intraware, Inc., 25 Orinda Way, Orinda, CA, 94563, Attention: Donna Bull, or telephoning Donna Bull at (925) 253-4525.

  As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

  The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

  Financial statements.

  Attached as Schedule B to this offer are our financial statements included in our quarterly report on Form 10-Q for our fiscal quarter ended November 30, 2006 and in our annual report on Form 10-K for our fiscal year ended February 28, 2006. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

  Miscellaneous.

  We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

  We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Intraware, Inc.

March 12, 2007

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF INTRAWARE, INC.

The directors and executive officers of Intraware, Inc. are set forth in the following table:

Name	Position and Offices Held
Brendan A. McLoughlin*	Director
Raymond L. Ocampo Jr.*	Director
Peter F. Pervere*	Lead Independent Director
Bradley M. Shuster*	Director
Robert F. Kleiber*	Director
Peter H. Jackson	Chairman, Chief Executive Officer and President
Wendy A. Nieto	Executive Vice President and Chief Financial Officer
Paul D. Warenski	Senior Vice President, General Counsel and Secretary

The address of each executive officer and director is: c/o Intraware, Inc., 25 Orinda Way, Orinda, CA 94563.

All executive officers are eligible to participate in this option exchange program if they hold eligible options.

None of the non-employee directors, marked with an asterisk above, are eligible to participate in this option exchange program.

A-1

SCHEDULE B

FINANCIAL STATEMENTS
OF INTRAWARE, INC.

INTRAWARE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

	November 30, 2006	February 28, 2006
ASSETS
Current assets:
Cash and cash equivalents	$12,337	$12,650
Accounts receivable, net	1,800	1,682
Costs of deferred revenue	502	393
Other current assets	353	329
Total current assets	14,992	15,054
Costs of deferred revenue, less current portion	469	244
Property and equipment, net	605	620
Other assets	202	146
Total assets	$16,268	$16,064

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable	$288	$372
Accounts payable	918	478
Accrued expenses	836	804
Deferred revenue	2,548	2,192
Total current liabilities	4,590	3,846
Deferred revenue, less current portion	755	136
Notes payable, less current portion	52	158
Total liabilities	5,397	4,140
Commitments and Contingencies (Note 4)
Redeemable convertible preferred stock; $0.0001 par value; 10,000 shares authorized:
Series A; 28 shares issued and outstanding at November 30, 2006 and
February 28, 2006, (aggregate liquidation preference of $500
at November 30, 2006 and February 28, 2006).	449	449
Series B; 1 shares issued and outstanding at November 30, 2006 and February 28, 2006,
(aggregate liquidation preference of $6,000 and $6,300 at
November 30, 2006 and February 28, 2006, respectively).	5,701	5,701
Total redeemable convertible preferred stock	6,150	6,150
Stockholders' equity:
Common stock; $0.0001 par value; 250,000 shares authorized; 6,132 and 6,113 shares
issued and outstanding at November 30, 2006 and February 28, 2006, respectively.	1	1
Additional paid-in-capital	164,735	163,756
Accumulated deficit	(160,015)	(157,983)
Total stockholders' equity	4,721	5,774
Total liabilities, redeemable convertible preferred stock and stockholders' equity	$16,268	$16,064

See notes to unaudited interim consolidated financial statements.

INTRAWARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	For the three months ended		For the nine months ended
	November 30, 2006	November 30, 2005	November 30, 2006	November 30, 2005

Revenues:
Online services and technology	$2,803	$2,320	$7,998	$7,128
Alliance and reimbursement	-	203	-	1,308
Total revenues	2,803	2,523	7,998	8,436
Cost of revenues:
Online services and technology	1,372	1,038	3,520	3,215
Alliance and reimbursement	-	259	-	1,077
Total cost of revenues	1,372	1,297	3,520	4,292
Gross profit	1,431	1,226	4,478	4,144
Operating expenses:
Sales and marketing	853	712	2,327	1,989
Product development	328	303	1,309	888
General and administrative	1,082	1,040	3,425	2,886
Restructuring	-	41	-	41
Total operating expenses	2,263	2,096	7,061	5,804
Loss from operations	(832)	(870)	(2,583)	(1,660)
Interest expense	(9)	(12)	(30)	(47)
Interest and other income and expenses, net	147	78	581	192
Net loss	$(694)	$(804)	$(2,032)	$(1,515)

Basic and diluted net loss per share	$(0.11)	$(0.13)	$(0.33)	$(0.25)
Weighted average shares - basic and diluted	6,131	6,076	6,130	6,062

See notes to unaudited interim consolidated financial statements.

INTRAWARE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the nine months ended
	November 30, 2006	November 30, 2005
Cash flows from operating activities:
Net loss	$(2,032)	$(1,515)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	321	455
Provision for (recovery of) doubtful accounts	(22)	4
Stock-based compensation	866	-
Amortization of discount on note payable	-	3
Changes in assets and liabilities:
Accounts receivable	(96)	350
Costs of deferred revenue	(280)	(17)
Other assets	(80)	(78)
Accounts payable	385	94
Accrued liabilities	31	53
Deferred revenue	976	(328)
Net cash provided by (used in) operating activities	69	(979)
Cash flows from investing activities:
Purchases of property and equipment	(252)	(323)
Net cash used in investing activities	(252)	(323)
Cash flows from financing activities:
Proceeds from notes payable	137	176
Principal payments on notes payable	(327)	(776)
Proceeds from issuance of common stock	60	5,865
Net cash provided by (used in) financing activities	(130)	5,265
Net decrease in cash and cash equivalents	(313)	3,963
Cash and cash equivalents at beginning of the period	12,650	9,463
Cash and cash equivalents at end of the period	$12,337	$13,426

Supplemental disclosure of cash flow information:
Cash paid for interest	$31	$50
Supplemental non-cash activity:
Purchases of property and equipment included in accounts payable	$79	$85

See notes to unaudited interim consolidated financial statements.

INTRAWARE, INC.

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

INTRAWARE

The accompanying unaudited interim consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC").  Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted under these rules and regulations.  However, management believes the disclosures are adequate to ensure the information presented is not misleading.  The balance sheet at February 28, 2006 has been derived from the audited financial statements, but does not include all disclosures required by generally accepted accounting principles.  These unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes in our annual report on Form 10-K for the fiscal year ended February 28, 2006 filed with the SEC on April 21, 2006.

In the opinion of management, all adjustments, consisting only of normal recurring items considered necessary for a fair statement, have been included in the accompanying unaudited interim consolidated financial statements.  The results of operations for the interim periods presented are not necessarily indicative of operating results to be expected for any subsequent interim period or for the fiscal year ending February 28, 2007.

We have incurred losses and negative cash flow from operations during each fiscal year since inception. Net loss for the three months ended November 30, 2006 decreased from our prior year loss for the corresponding period. Net loss for the nine months ended November 30, 2006, increased from our prior year loss for the corresponding period. For the nine months ended November 30, 2006 we recorded cash provided from operating activities of $0.1 million, which was an increase from the corresponding period in the prior year. Our cash balances may decline further, although we believe that the effects of our capital financing, strategic actions implemented to improve revenue, and cost controls will be adequate to generate sufficient cash resources to fund our future operations.  If we fail to generate sufficient revenues or adequately control spending, we may be unable to achieve key business objectives.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

We recognize revenue when all of the following conditions are met:

  There is persuasive evidence of an arrangement;

  We have provided the service to the customer, made the software available for customer download through our website, or shipped the software to the customer;

  We believe collection of these fees is reasonably assured; and

  The amount of fees to be paid by the customer is fixed or determinable.

Our online services and technology revenue results primarily from three types of arrangements. First, it results from sales of our SubscribeNet digital delivery service to software vendors and other companies that distribute software as part of their business. Second, it results from professional services that we provide to customize our SubscribeNet service for customers, to convert data for customers, and to integrate our proprietary software. Third, it results from our resale of third-party services or licenses complementary to our SubscribeNet service, one of which is e-commerce. In addition, if appropriate opportunities present themselves in the future, we may generate online services and technology revenue from the sale of licenses to our proprietary software, and related maintenance, to companies using those products internally or using those products to provide web-based services to their customers.

Alliance and reimbursement revenue primarily relates to our former alliance agreement with Software Spectrum for sales and marketing services. This revenue consisted of a percentage of the gross profit derived from Software Spectrum's sales of the third-party software and maintenance for which we provided sales and marketing services, and, prior to August 1, 2005, reimbursement for the costs of maintaining a sales team dedicated to providing sales and marketing services to Software Spectrum for that third-party software and maintenance. This revenue was recognized as we provided the services to Software Spectrum. On August 1, 2005, we signed an updated agreement with Software Spectrum. Under the updated agreement, Software Spectrum paid us a higher percentage of the gross profit derived from its sales of Sun software licenses and maintenance. However, Software Spectrum stopped reimbursing us for our direct costs in maintaining a team dedicated to sales of Sun software licenses and maintenance. We terminated our alliance agreement with Software

Spectrum effective January 3, 2006, in connection with the sale of our Sun One customer list to FusionStorm. That sale was completed on January 3, 2006. We ceased recognizing alliance and reimbursement revenue on that date.

We defer online services and technology revenues related to our SubscribeNet digital delivery service and generally recognize them ratably over the term of the service arrangement. The typical subscription term is one year, although some may be shorter or extend up to approximately 3 years. Our customer contracts are generally noncancelable, though customers usually have the right to terminate their contracts for cause if we materially fail to perform. A majority of our SubscribeNet service implementations for new customers involve customization essential to the functionality of the service. In these cases, we defer revenue recognition until the service go-live date is reached, and then recognize the SubscribeNet revenue on a ratable basis over the remaining contract term if the implementation is bundled. If the implementation fees are charged separately, then the associated revenue is recognized in accordance with our professional services revenue recognition policy, as stated below. The go-live date is the later of the date on which the essential functionality is delivered or the point at which no additional customization is required. Our SubscribeNet contracts with customers normally give the customer a period of time (generally five days) to evaluate a SubscribeNet implementation after we have completed it, and provide that the customer is deemed to have accepted the implementation if it has not affirmatively rejected it within that period. We typically rely on such non-rejections by customers to indicate their acceptance of implementations.

We also sell additional professional services related to SubscribeNet agreements. Generally, these services do not provide stand-alone value to a customer and, accordingly, we defer recognition of this revenue until the go-live date for the professional services, similar to the manner in which we treat SubscribeNet service revenues discussed above. Such professional services revenues are recognized ratably over the longer of the remaining estimated customer life or the remaining contract term, commencing with the acceptance of the professional services. Estimated customer life requires that we periodically estimate the projected life of our existing customers based on historical information such as customer renewal rates. In some instances the implementation of the SubscribeNet service and professional services are bundled into the initial agreement without specifically stating the fees for each one. In these instances the professional services fees are recognized from acceptance to the end of the remaining contract term on a ratable basis with the SubscribeNet fee.

Online services and technology revenues related to our resale of third-party services or software licenses complementary to our SubscribeNet service are generally recognized as the service is provided. If the service or license resold involves customization essential to the functionality of the underlying SubscribeNet service, the fees charged for the customization are recognized as revenue in the same manner as professional services discussed above. Resold services or licenses are recognized as revenue based on the gross fee charged to the customer, since we bear the credit risk for resold services or licenses, have latitude in establishing pricing, and are primarily responsible for acceptability of the services or licenses delivered. In addition, costs paid to the third-party providers are recorded as cost of revenues and recognized in the same manner as the related revenue.

Deferred Costs

We capitalize direct costs of revenues related to significant SubscribeNet service implementations and established professional services contracts associated with our SubscribeNet services. Direct costs include compensation and payroll-related fringe benefits directly related to the time spent on significant implementation and professional services activities. These costs are recognized over the same period as the related revenue is recognized (see Revenue Recognition above). Costs associated with professional services involving significant new functionality for the SubscribeNet service that are partially or fully funded by customers, but which do not qualify as funded research and development activities, are expensed as cost of revenues as incurred until a working model is delivered to the customer. Once a working model has been delivered, all additional direct costs are capitalized in the same manner discussed above. Any change in our revenue recognition estimates could result in corresponding changes to our recognition of costs of deferred revenues. A 10% increase in our estimated customer life during the three and nine months ended November 30, 2006 would have caused a net increase in our net loss of approximately $6,000 and $18,000 respectively. At November 30, 2006, we had approximately $1.0 million in capitalized costs relating to deferred revenues. We expense customer acquisition costs, including sales commissions, as incurred. We also defer legal costs incurred in connection with patent applications. As of November 30, 2006 we had $0.2 million in deferred legal costs. Upon issuance of a patent, the deferred legal costs for that patent are expensed ratably over the patent's useful life.

Stock-Based Compensation

In March 2004, the Financial Accounting Standards Board ("FASB") issued a Statement, "Share-Based Payment, an amendment of FASB Statements Nos. 123 and 95" ("SFAS 123 (R)"), that addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for either equity instruments of the company or liabilities that are based on the fair value of the company's equity instruments, or that may be settled by the issuance of such equity instruments. The statement eliminates the practice of accounting for share-based compensation transactions using the intrinsic value method, and generally requires that such transactions be accounted for using a fair-value-based method and recognized as expense in the consolidated statements of income. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 ("SAB 107") regarding the Staff's interpretation of SFAS 123 (R). This interpretation provides the Staff's views regarding interactions between SFAS 123 (R) and certain SEC rules and regulations and provides interpretations of the valuation of share-based payments for public companies. The interpretive guidance is intended to assist companies in applying the provisions of SFAS 123 (R) and investors and users of the financial statements in analyzing the information provided.

Following the guidance prescribed in SAB 107, on March 1, 2006 we adopted SFAS 123 (R) using the modified prospective method and accordingly, have not restated the consolidated results of income from prior interim periods and fiscal years. Under SFAS 123 (R), we are required to measure compensation cost for all stock-based awards at fair value on date of grant and recognize compensation expense on a straight-line basis over the service period that the awards are expected to vest. Stock options issued under our equity plans, as well as stock purchases under our employee stock purchase plan, are subject to SFAS 123 (R). Stock options generally vest over a three to four-year service period. Since our adoption of SFAS 123 (R), there have been no material changes to our equity plans or modifications to outstanding stock-based awards.

Prior to March 1, 2006, Intraware accounted for employee stock-based compensation using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), as permitted by "Accounting for Stock-Based Compensation" ("SFAS 123"), and "Accounting for Stock-Based Compensation - Transition and Disclosure" ("SFAS 148"). Under the intrinsic value method, the difference between the market price on the date of grant and the exercise price is charged to the results of operations over the vesting period on a straight-line method. For the three and nine months ended November 30, 2005, had we accounted for all employee stock-based compensation based on the estimated grant date fair values, as defined by SFAS 123, our net loss and net loss per share would have been adjusted to the following pro forma amounts (in thousands, except per share data):

	For the three months ended	For the nine months ended
	November 30, 2005	November 30, 2005
Net loss	$ (804)	$ (1,515)
Deduct: Total stock-based employee compensation expense
determined under fair value based method for all awards	(629)	(1,825)

Pro forma	$ (1,433)	$ (3,340)

Net loss per share -- basic and diluted
As reported	$ (0.13)	$ (0.25)

Pro forma	$ (0.24)	$ (0.55)

In the pro forma disclosures prior to the adoption of SFAS No. 123(R), we accounted for forfeitures upon occurrence whereas we now estimate a forfeiture rate for those awards not expected to vest, and adjust for the actual forfeitures as incurred.

Upon adoption of SFAS 123(R) in the first quarter of fiscal 2007, we began to recognize the compensation expense associated with awards granted on or after March 1, 2006, and the unvested portion of previously granted awards that remained outstanding as of March 1, 2006, in our unaudited consolidated statement of operations.

The effect of recording stock-based compensation for the three and nine months ended November 30, 2006 was as follows:

	Three Months	Nine Months
	Ended	Ended
	November 30, 2006	November 30, 2006
Stock-based compensation expense by type of award
Employee stock options	$283	$856
Employee stock purchase plan	10	10
Net effect on net loss	$293	$866

Effect on loss per share: - basic and diluted	$(0.05)	$(0.14)

Consistent with our valuation method for the disclosure-only provisions of SFAS 123, we are using the Black-Scholes model to value the compensation expense associated with our stock-based awards under SFAS 123(R). In addition, we estimate forfeitures when recognizing compensation expense, and we will adjust our estimate of forfeitures over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a catch-up adjustment in the period of change and will also impact the amount of compensation expense to be recognized in future periods.

The following weighted average assumptions were used in the estimated grant date fair value calculations for stock option awards:

	Three Months Ended		Nine Months Ended
	Nov 30		Nov 30
	2006	2005	2006	2005
Stock option plans:
Five Year Grants:
Dividend yield	N/A	N/A	0%	0%
Expected stock price volatility	N/A	N/A	73%	67%
Risk-free interest rate	N/A	N/A	4.84%	3.91%
Average expected life (in years)	N/A	N/A	3.52	3

Ten Year Grants:
Dividend yield	0%	0%	0%	0%
Expected stock price volatility	99%	74%	102%	85%
Risk-free interest rate	5.2%	4.17%	4.74%	3.91%
Average expected life (in years)	6.21	2.89	5.45	3.81

Stock purchase plans:
Dividend yield	0%	0%	0%	0%
Expected stock price volatility	62%	61%	62%	61%
Risk-free interest rate	4.98%	4.08%	4.98%	4.08%
Average expected life (in years)	1.25	0.5	1.25	0.5

The expected stock price volatility rates are based on historical volatilities of our common stock. The risk-free interest rates are based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option. The average expected life represents the weighted average period of time that options granted are expected to be outstanding, giving consideration to vesting schedules and our historical exercise patterns. For the quarter ended November 30, 2006, the average expected life was determined using the historical approach, and for option types where we have limited historical data we used the simplified method, described under SAB 107.

Net loss per share

Basic net loss per common share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period, excluding shares subject to repurchase. The terms of our redeemable convertible preferred stock include the right to participate in dividends declared to common stockholders. Our redeemable convertible preferred stock does not have a contractual obligation to share in the losses in any given period. As a result, this participating security will not be allocated any losses in the periods of net losses, but will be allocated income in the periods of net income using the two-class method. The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. Under the two-class method, net income is reduced by the amount of dividends declared in the current period for each class of stock and by the contractual amounts of dividends that must be paid for the current period. The remaining earnings are then allocated to common stock and participating securities to the extent that each security may share in earnings, as if all of the earnings for the period had been distributed. The total earnings allocated to each security are determined by adding together the amounts allocated for dividends and the amounts allocated for a participation feature. The total earnings allocated to each security are then divided by the number of outstanding shares of the security to which the earnings are allocated to determine the earnings per share.

Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period if the effect is dilutive. Potential common shares are composed of common stock subject to repurchase rights and incremental shares of common stock issuable upon the exercise of stock options and warrants and upon the conversion of preferred stock. The dilutive effect of outstanding stock options and warrants is computed using the treasury stock method.

The following table sets forth the computation of basic and diluted net loss per share, as well as securities not included in the diluted net loss per share calculation because doing so would be antidilutive (in thousands, except per share amounts):

	For the three months ended		For the nine months ended
	November 30, 2006	November 30, 2005	November 30, 2006	November 30, 2005

Numerator:
Net loss	$(694)	$(804)	$(2,032)	$(1,515)

Denominator:
Weighted average shares	6,131	6,076	6,130	6,062

Basic and diluted net loss per share	$(0.11)	$(0.13)	$(0.33)	$(0.25)

Antidilutive securities not included in
weighted average shares:
Redeemable convertible preferred stock	1,028	1,055	1,028	1,055
Warrants to purchase common stock	84	159	84	159
Employee stock options	1,374	1,200	1,374	1,200

	2,486	2,414	2,486	2,414

Web Site Development Costs

Intraware accounts for web site development costs in accordance with the provisions of "Accounting for Web Site Development Costs" Emerging Issues Task Force Issue No.00-2 or EITF 00-2, which requires that certain costs to develop web sites be capitalized or expensed, depending on the nature of the costs. We amortize web site development costs using the straight-line method over an estimated useful life of two years. The total capitalized web site development costs for the nine months ended November 30, 2006 was approximately $10,500.

Recent Accounting Pronouncements

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" ("SAB 108"). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 is effective for fiscal years ending on or after November 15, 2006. We do not expect the application of the guidance of SAB 108 in our fiscal year 2007 to have a material impact on our financial condition, results of operations or cash flows.

In July 2006, the FASB issued Financial Interpretation No. 48, "Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109" ("FIN 48"), which is a change in accounting for income taxes. FIN 48 specifies how tax benefits for uncertain tax positions are to be recognized, measured, and derecognized in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim period guidance, among other provisions. FIN 48 is effective for fiscal years beginning after December 15, 2006 and as a result, is effective for Intraware in our first quarter of fiscal 2008. We are currently evaluating the impact of FIN 48 on our consolidated financial position, results of operations, and cash flows.

NOTE 3. CHANGES IN STOCKHOLDERS' EQUITY

During the nine months ended November 30, 2006 our stockholders' equity changed as follows (in thousands):

	Common stock		Additional paid-in	Accumulated	Stockholders'	Comprehensive
	Shares	Amount	capital	deficit	equity	loss

Balance at February 28, 2006	6,113	$1	$163,756	$(157,983)	$5,774
Exercise of stock options	8	-	19	-	19
Issuance of common stock for employee stock purchase program	11	-	41	-	41
Stock based compensation			919		919
Net loss	-	-	-	(2,032)	(2,032)	$(2,032)
Other comprehensive loss						-
Comprehensive loss						$(2,032)

Balance at November 30, 2006	6,132	$1	$164,735	$(160,015)	$4,721

NOTE 4. CONTINGENCIES

Indemnifications

In the course of our business, we have given indemnities and made commitments and guarantees under which we may be required to make payments. These indemnities include:

  Intellectual Property Indemnities to Customers and Resellers. Our customer and reseller agreements for our SubscribeNet service typically contain provisions that indemnify our customers or resellers for damages and costs resulting from claims alleging that our services infringe the intellectual property rights of a third-party. We have also entered into software license agreements indemnifying the licensees for damages and costs resulting from claims alleging that the software infringes third-party intellectual property rights. The duration of these indemnities is typically unlimited. Our potential payments under these indemnities are in some cases limited (e.g., to the fees paid to us under the contract or to another amount) and are in other cases unlimited. Where we have given such indemnities for third-party software licenses that we resold, we have typically received similar indemnities from the software publishers. We plan to continue to enter into SubscribeNet service agreements with customers and resellers, to continue to license software, and to continue to provide industry-standard indemnities to our service customers, resellers and licensees.
  Intellectual Property Indemnity to Acquiror of Asset Management Business. In the May 2002 sale of our Asset Management software business to Computer Associates International, Inc., we agreed to indemnify Computer Associates for damages and costs incurred by it in connection with claims alleging that the software and technology we sold to them infringes the intellectual property rights of third parties. This indemnity will remain in effect until May 2007. Our maximum potential payment under this indemnity is $9.5 million.
  Indemnities to Private Investors. In our private placements of stock, we have made representations and warranties to the investors and placement agents, and have agreed to indemnify them for any damages and costs they incur as a result of our breach of those representations and warranties. We also have signed investor and/or registration rights agreements with private investors under which we indemnify them for damages they incur as a result of any material misstatements or omissions in our registration statements.
  Indemnities to Directors and Officers. We indemnify our directors and officers for damages and costs incurred in the performance of their duties, to the extent permitted by Delaware law. The duration of, and our potential payments under, these indemnities are unlimited, subject to Delaware law.

We historically have received only a very limited number of requests for indemnification under these agreements and have not been required to make material payments under them. Accordingly, we believe that the fair value of each of these indemnification agreements is minimal and therefore have not recorded a liability related to these indemnification provisions.

Legal Proceedings

In re Intraware, Inc. Initial Public Offering Securities Litigation

In October 2001, we were served with a summons and complaint in a purported securities class action lawsuit. On or about April 19, 2002, we were served with an amended complaint in this action, which is now titled In re Intraware, Inc. Initial Public Offering Securities Litigation, Civ. No. 01-9349 (SAS) (S.D.N.Y.), related to In re Initial Public Offering Securities Litigation, 21 MC 92 (SAS) (S.D.N.Y.). The amended complaint is brought purportedly on behalf of all persons who purchased our common stock from February 25, 1999 (the date of our initial public offering) through December 6, 2000. It names as defendants Intraware, three of our present and former officers and directors, and several investment banking firms that served as underwriters of our initial public offering. The complaint alleges liability under Sections 11 and 15 of the Securities Act of 1933 and Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, on the grounds that the registration statement for the offerings did not disclose that: (1) the underwriters had agreed to allow certain customers to purchase shares in the offerings in exchange for excess commissions paid to the underwriters; and (2) the underwriters had arranged for certain customers to purchase additional shares in the aftermarket at predetermined prices. The amended complaint also alleges that the underwriters misused their securities analysts to manipulate the price of our stock. No specific damages are claimed.

Lawsuits containing similar allegations have been filed in the Southern District of New York challenging over 300 other initial public offerings and secondary offerings conducted in 1999 and 2000. All of these lawsuits have been consolidated for pretrial purposes before United States District Court Judge Shira Scheindlin of the Southern District of New York. On July 15, 2002, an omnibus motion to dismiss was filed in the coordinated litigation on behalf of the issuer defendants, of which Intraware and its three named current and former officers and directors are a part, on common pleadings issues. On or about October 9, 2002, the Court entered and ordered a Stipulation of Dismissal, which dismissed the three named current and former officers and directors from the litigation without prejudice. On February 19, 2003, the Court entered an order denying in part the issuer-defendants' omnibus motion to dismiss, including those portions of the motion to dismiss relating to Intraware.

In June 2004, a stipulation of settlement for the claims against the issuer-defendants, including us, was submitted to the Court. The underwriter-defendants in the In re Initial Public Offering Securities Litigation (collectively, the "underwriter-defendants"), including the underwriters of our initial public offering, are not parties to the stipulation of settlement.

The settlement provides that, in exchange for a release of claims against the settling issuer-defendants, the insurers of all of the settling issuer-defendants will provide a surety undertaking to guarantee plaintiffs a $1 billion recovery from the non-settling defendants, including the underwriter-defendants. The amount our insurers would be required to pay to the plaintiffs could range from zero to approximately $3.5 million, depending on plaintiffs' recovery from the underwriter-defendants and from other non-settling parties. If the plaintiffs recover at least $1 billion from the underwriter-defendants, our insurers would have no liability for settlement payments under the terms of the settlement. If the plaintiffs recover less than $1 billion, we believe our insurance will likely cover our share of any payments towards satisfying plaintiffs' $1 billion recovery deficit. Management estimates that its range of loss relative to this matter is zero to $3.5 million. Presently there is no more likely point estimate of loss within this range. As a consequence of the uncertainties described above regarding the amount we will ultimately be required to pay, if any, as of November 30, 2006, we have not accrued a liability for this matter.

On August 31, 2005, the court granted preliminary approval of the settlement. A fairness hearing for the settlement took place in April 2006. After the hearing, the court took the matter under submission and has not yet issued a final ruling. In addition, on December 5, 2006, the Court of Appeals for the Second Circuit reversed the class certification order of the district court judge, and concluded that none of the six focus cases presented to the appellate court for consideration can be certified as a class action. It remains unclear as of this date whether this new ruling will be reconsidered or appealed, or whether it will impact the settlement currently under consideration by the district court.

NOTE 5.  NOTES PAYABLE

In August 2003, we issued a note payable to Silicon Valley Bank for proceeds of approximately $2.0 million. The note was payable in fixed monthly principal installments plus interest through September 2005. In connection with the note payable, we issued a warrant to purchase 4,173 shares of our common stock at an exercise price of $11.90 per share. The warrant was immediately exercisable and expires in August 2010. We estimated the allocated fair value of such warrant at approximately $46,000 using the Black-Scholes valuation model with the following assumptions: expected volatility of 136%, risk-free interest rate of 4.01%, expected life of seven years and no dividends. The value of the warrant was recorded as a debt discount and was amortized as interest expense using the effective interest method over the life of the note payable. The debt discount related to the warrant was fully amortized as of November 30, 2006. As of November 30, 2006, the warrant had not been exercised.

In September 2004, we entered into an equipment advance agreement with Silicon Valley Bank.  The equipment advance bears annual interest at the greater of 5.50% or 1.00% above the bank's prime rate.  This equipment advance allowed us to borrow up to $500,000 through August 1, 2005, solely to finance equipment purchases.  As of November 30, 2006, we had borrowed approximately $493,000 under this agreement, and the interest rate at that date was 9.25%.  Monthly payments of interest only were payable through August 2005, after which fixed monthly principal installments plus interest will be made through August 2007.

In November 2005, we entered into another equipment advance agreement with Silicon Valley Bank.  This new equipment advance bears annual interest at the greater of 7.0% or 1.00% above the bank's prime rate.  This equipment advance allows us to borrow up to $500,000 through November 30, 2006, solely to finance equipment purchases.  As of November 30, 2006, we had borrowed approximately $207,000 under this agreement, and the interest rate at that date was 9.25%.  Each advance is repayable over 24 monthly installments of principal plus interest, beginning the month after the advance is made.

All of this debt is collateralized by a senior security interest in substantially all of our assets.  We are also required to maintain compliance with certain financial covenants, all of which we were in compliance with at November 30, 2006.

Scheduled maturities of debt at November 30, 2006 are as follows (in thousands):

Years ending:
February 28, 2007	$87
February 29, 2008	227
February 29, 2009	26
$340

NOTE 6. RELATED PARTY TRANSACTIONS

During the three and nine months ended November 30, 2006, we provided e-commerce solutions to our customers by using managed e-commerce services that were provided by a wholly owned subsidiary of Digital River, Inc. ("Digital River"). As a result of these transactions we recognized approximately $174,000 and $347,000 of online services and technology revenue and $129,000 and $255,000 of related costs of revenue for the three and nine months ended November 30, 2006, respectively. Digital River owns approximately 14% of our outstanding capital stock (on an as-converted to common stock basis).

NOTE 7. COMMON STOCK

Reverse Stock Split

At the close of business on September 26, 2005, we effected a one-for-ten reverse stock split of our common stock.  All share and per share information included in these unaudited condensed consolidated financial statements has been retroactively adjusted to reflect the reverse stock split.  Shares authorized and par value were not adjusted because they were not affected by the reverse stock split.

Stock Option Plans

2006 Equity Incentive Plan

General

On August 9, 2006, we adopted our 2006 Equity Incentive Plan (the "2006 Plan"), which was approved by our shareholders on October 10, 2006. The 2006 Plan replaces our 1996 stock option plan (1996 Plan), which expired in November 2006. The 2006 Plan will expire on August 9, 2016.

The 2006 Plan is an "omnibus" equity plan consisting of a variety of equity vehicles to provide flexibility in using equity awards, including incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and dividend equivalents. Stock options granted under the 2006 Plan may be either incentive stock options or nonqualified stock options. Incentive stock options (that is, options intended to qualify as incentive stock options under the Internal Revenue Code, or "ISOs") may be granted only to our employees (including directors who are also employees). Nonstatutory stock options (that is, options not intended to qualify as incentive stock options under the Internal Revenue Code, or "NSOs") may be granted to our employees and consultants. At February 28, 2006, we had reserved approximately 0.4 million shares of common stock for issuance under the 1996 Plan. The initial share reserve under the 2006 Plan equals 450,000 shares, plus any shares that were subject to stock options outstanding under the 1996 Plan as of the annual meeting date (October 10, 2006) that subsequently expire unexercised. If awards that were granted under the 1996 Plan expire, are cancelled or otherwise terminate without being exercised, the shares subject to those awards will become available for grant under the new 2006 Plan up to a cap of one million shares. In addition, to the extent (a) shares are surrendered in exercise of awards or payment of tax, or (b) awards are settled in cash, such shares will not be deemed issued under the 2006 Plan. The 2006 Plan does not include any provision that would increase the share reserves on an annual or other regular basis.

The 2006 Plan provides for earlier termination of an award due to the participant's cessation of service. Awards other than incentive stock options generally may be granted to employees (including officers), directors and consultants of the Company, or certain related entities or designated affiliates. An incentive stock option can be granted only to a person who, on the effective date of grant, is an employee of the Company, a parent corporation or a subsidiary corporation. No incentive stock options may be granted under the 2006 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company, or any of its parent or subsidiary corporations, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. The aggregate fair market value of the shares of our common stock with respect to which incentive stock options granted under the 2006 Plan are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company) may not exceed $100,000. For purposes of this limitation, fair market value is determined as of the time of grant.

Options and Stock Appreciation Rights

The maximum term of options and stock appreciation rights under the 2006 Plan is ten years, except that in certain cases described below, the maximum term is five years. The exercise price of incentive stock options under the 2006 Plan may not be less than the fair market value of the shares subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory stock options and stock appreciation rights may not be less than the fair market value of the stock subject to the award on the date of the option grant. The means of payment for shares issued upon exercise of an option is specified in each option agreement and generally may consist of (i) cash; (ii) check; (iii) promissory note; (iv) other shares of our common stock held by the participant (including by means of net exercise) having a fair market value not less than the exercise price; (v) any other form of legal consideration acceptable to the Board; or (vi) any combination of the above.

The 2006 Plan does not allow the Company to lower the exercise price of options or stock appreciation rights or to exchange options or stock appreciation rights for awards with a lower exercise price without further stockholder approval.

Options and stock appreciation rights granted under the 2006 Plan may vest and become exercisable in cumulative increments as determined by the Administrator provided that the participant's employment or service as a director or consultant to the Company or certain related entities or designated affiliates continues from the date of grant until the applicable vesting date. Shares covered by awards granted under the 2006 Plan may be subject to different vesting terms. The Administrator has the power to accelerate the time during which an award may be exercised. Upon exercise of a stock appreciation right, the holder of the stock appreciation right shall be entitled to receive payment in an amount equal to the product of (i) the difference between the fair market value of a share on the date of exercise and the exercise price and

(ii) the number of shares for which the stock appreciation right is exercised. Payment to the holder of a stock appreciation right will only be made in shares of our common stock. In order to permit awards to qualify as "performance based compensation" under Section 162(m) of the Code, no employee may be granted more than 250,000 shares in any fiscal year of the Company, except that up to 500,000 shares may be granted in the participant's first fiscal year of service.

Restricted Stock

Subject to the terms and conditions of the 2006 Plan, restricted stock may be granted to participants at any time, and from time to time, at the discretion of the Administrator. The Administrator shall have complete discretion to determine (i) the number of shares subject to a restricted stock award granted to any participant and (ii) the conditions for grant or for vesting that must be satisfied, which typically will be based principally or solely on continued provision of services but may include a performance-based component. However, no participant shall be granted a restricted stock award covering more than 250,000 shares in any of our fiscal years, except that up to 500,000 shares may be granted on the participant's first fiscal year of service. Until the shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the underlying shares.

Restricted Stock Units

Subject to the terms and conditions of the 2006 Plan, the Administrator may grant restricted stock units that represent a right to receive shares of our common stock at a future date determined in accordance with the participant's award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant's services to the Company. The Administrator may grant restricted stock unit awards subject to the attainment of one or more performance goals similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards. However, no participant shall be granted a restricted stock unit award covering more than 250,000 shares in any of our fiscal years, except that up to 500,000 shares may be granted in the participant's first fiscal year of service. Unless otherwise provided by the Administrator, a participant will forfeit any restricted stock units that have not vested prior to the participant's termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Administrator may grant restricted stock units that entitle their holders to receive dividend equivalents, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay. Each restricted stock unit award shall be evidenced by an agreement that shall specify any other terms and conditions the Administrator determines.

Performance Shares

Subject to the terms and conditions of the 2006 Plan, performance shares may be granted to participants at any time, and from time to time, as determined at the discretion of the Administrator. The Administrator shall have complete discretion to determine (i) the number of shares of our common stock subject to a performance share award granted to any service provider and (ii) the conditions that must be satisfied for grant or for vesting, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component. Each performance share grant shall be evidenced by an agreement that shall specify such other terms and conditions as the Administrator, in its sole discretion, shall determine. However, no participant shall be granted a performance share award covering more than 250,000 shares in any of our fiscal years, except that up to 500,000 shares may be granted in the participant's first fiscal year of service.

Performance Units

Performance units are similar to performance shares, except that they shall be settled in cash equivalent to the fair market value of the underlying shares of our common stock, determined as of the vesting date. The shares available for issuance under the 2006 Plan shall not be diminished as a result of the settlement of a performance unit. Each performance unit award shall be evidenced by an agreement that shall specify such terms and conditions as shall be determined at the discretion of the Administrator. However, no participant shall be granted a performance unit award covering more than $250,000 in any of our fiscal years, except that a newly hired participant may receive a performance unit award covering up to $500,000.

Dividend Equivalents

Dividend equivalents may be credited in respect of shares of common stock covered by an award granted under the 2006 Plan, as determined by the Administrator. At the sole discretion of the Administrator, such dividend equivalents may be converted into additional shares of common stock in such manner as determined by the Administrator. Any additional shares covered by an award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying award agreement to which they relate.

Effect of Certain Corporate Events

Adjustment Upon Changes in Capitalization. In the event our capital stock is changed by reason of any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock or other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by us, appropriate proportional adjustments shall be made in the number and class of shares of stock subject to the 2006 Plan, the individual fiscal year limits applicable to restricted stock, performance share awards, stock appreciation rights and options, the number and class of shares of stock subject to any award outstanding under the 2006 Plan, and the exercise price of any such outstanding option or stock appreciation right or other award. Any such adjustment shall be made by the Administrator, whose determination shall be conclusive.

Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator in its discretion may provide for a participant to have the right to exercise his or her option or stock appreciation right until ten (10) days prior to such transaction, including shares as to which the award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any award shall lapse in full, and that any award vesting shall accelerate in full, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised or vested, an award will terminate immediately prior to the consummation of such proposed action.

Merger or Asset Sale. In the event of a merger or asset sale of all or substantially all of our assets, the successor corporation (or its parent or subsidiary) will assume or substitute each outstanding award. If the successor corporation refuses to assume the awards or to substitute equivalent awards, such awards shall become 100% vested. In that event, the Administrator shall notify the participant that each award subject to exercise is fully exercisable for 30 days from the date of such notice, or such other longer period as is determined by the Administrator, and that the award terminates upon expiration of such period. With respect to options or stock appreciation rights granted to outside directors, each outstanding award held by such outside director shall become fully vested and exercisable in the event that the outside director is required to terminate his or her position at the request of the acquiring entity within 12 months following such merger or asset sale.

1998 Director Option Plan

In December 1998, we adopted the 1998 Director Option Plan (the "Director Plan"), which became effective in February 1999. The Director Plan provides for the granting of stock options to Board members who are not employees of Intraware. We have reserved approximately 17,000 shares of common stock for issuance under the Director Plan at February 28, 2006. The option grants under the Director Plan are automatic and nondiscretionary, and the exercise price of the options must be 100% of the fair market value of the common stock on the date immediately preceding the date of grant. We determine fair market value by the closing price of the common stock on Nasdaq on the date immediately preceding the grant date. Each eligible Board member is granted an option to purchase 1,500 shares ("First Option") on the date such person first becomes a director. Immediately following each annual meeting of stockholders, each eligible Board member is automatically granted an additional option to purchase 750 shares ("Subsequent Option") if such director has served continuously as a member of the Board for at least the preceding six months. The Director Plan provides that the options shall be exercisable over a period not to exceed ten years from the date of the grant; however, the options terminate 3 months following the date the director ceases to be a member of the Board (12 months if the director ceased to be a Board member because of death or disability). First Options vest as to 12.5% of the shares 6 months after the grant date and as to remaining shares in equal installments over the next 42 months provided the optionee continues as a member of the Board. Subsequent Options vest as to 25% of the shares 6 months after the grant date and as to the remaining shares in equal installments over the next 18 months.

The 1998 Director Plan expires in December 2008.

1999 Non-Qualified Acquisition Stock Option Plan

In October 1999, we adopted the Non-Qualified Acquisition Stock Option Plan (the "1999 Plan"). The 1999 Plan provides for the granting of NSOs to our employees and consultants. Officers may only receive grants under the 1999 Plan in connection with their initial service to us, and Board members may not receive any grants under the 1999 Plan. We reserved 350,000 shares of common stock for issuance under the 1999 Plan at the time of its adoption. The standard form of Stock Option Agreement used under the 1999 Plan provides that the options are exercisable over a period not to exceed ten years from the date of the grant. Options granted under the 1999 Plan generally vest as to 25% of the shares one year after the date of grant and as to the remaining options in equal monthly installments over the next 36 months. The exercise price of all options granted under the 1999 Plan has been the fair market value of our common stock on the grant date, as determined by the closing price of the common stock on Nasdaq on that date. During the year ended February 29, 2004, we ceased issuing options from this plan. All remaining options available for grant were removed from the plan at that time, and we do not intend to grant options from this plan in the future.

The 1999 Plan expires in October 2009.

Employee Stock Purchase Plan

In December 1998, the Board adopted the 1998 Employee Stock Purchase Plan (the "Purchase Plan"), which became effective February 1999, and was amended on November 6, 2006. The Purchase Plan reserves 60,000 shares of common stock for issuance there under. On each March 1 beginning in 2000, the aggregate number of shares reserved for issuance under the Purchase Plan is increased automatically by the lesser of 40,000 shares, 1% of the outstanding shares on such date, or a lesser amount determined by the Board of Directors. Employees generally are eligible to participate in the Purchase Plan if they are customarily employed by us for more than 20 hours per week and more than five months in a calendar year and are not (and would not become as a result of being granted an option under the Purchase Plan) 5% stockholders. Under the Purchase Plan, eligible employees select a rate of payroll deduction up to 15% of their W-2 cash compensation, subject to certain maximum purchase limitations. Each offering period has a maximum duration of two years and consists of four six-month purchase periods. Depending on the effective date, the first purchase period is approximately six months long. Offering Periods and purchase periods thereafter begin on the first trading day on or after May 1 and November 1. The price at which the common stock is purchased under the

Purchase Plan is 85% of the lesser of the fair market value of our common stock on the first day of the applicable offering period or on the last day of that purchase period. If the market price of the stock at the end of any six month purchase period is lower than the price at the original grant date; then a new two year offering period is established using the then-current stock price. The Purchase Plan expires in 2008.

Stock Options

As of November 30, 2006, we had an aggregate of 0.5 million shares available for grant under our equity plans. The equity plans provide for the issuance of common shares pursuant to stock option exercises and other equity-based awards. Under the equity plans, stock options can be issued to employees and to non-employee directors. Stock options are generally granted under the equity plans with exercise prices equal to the fair market value of the common stock on the date of grant.

The following table presents a summary of Intraware's stock option activity for the nine months ended November 30, 2006:

			Weighted
			Average
		Weighted	Remaining	Aggregate
		Average	Contractual	Intrinsic
		Exercise	Term	Value
	Shares	Price	(Years)	($000's)
Outstanding at February 28, 2006	1,119,649	$16.36	6.57	$527
Granted	129,300	6.42
Exercised	(3,344)	3.34
Forfeited	(88,081)	31.08
Outstanding at May 31, 2006	1,157,524	14.16	6.73	509
Granted	242,800	3.74
Exercised	(3,250)	1.76
Forfeited	(31,314)	29.26
Outstanding at August 31, 2006	1,365,760	11.99	6.62	34
Granted	30,000	4.29
Exercised	(902)	3.30
Forfeited	(20,624)	17.93
Outstanding at November 30, 2006	1,374,234	$11.74	6.08	$287

Exercisable at November 30, 2006	767,240	$16.33	5.87	$55

The aggregate intrinsic value is the sum of the amounts by which the quoted market price of our stock exceeded the exercise price of the options at November 30, 2006, for those options for which the quoted market price was in excess of the exercise price ("in-the- money options"). The aggregate intrinsic value of options exercised during the quarter ended November 30, 2006 was approximately $1,000. The total cash received from employees as a result of stock option exercises for the three and nine months ended November 30, 2006 was approximately $3,000 and $20,000, respectively. The Company did not realize any tax benefits in connection with these exercises due to the fact that a full valuation allowance relating to the deferred tax assets has been recorded.

The following table summarizes the information about all stock options outstanding and exercisable as of November 30, 2006 (in thousands, except per share amounts and years):

					Options Vested
					and Exercisable at
		Options Outstanding at November 30, 2006			November 30, 2006
			Weighted
			Average
			Remaining	Weighted		Weighted
		Number	Contractual	Average	Number	Average
Range of Exercise Prices		Outstanding	Life	Exercise Price	Exercisable	Exercise Price
$1.25 -	3.20	5	6.81	$ 2.55	3	$ 2.29
3.30 -	3.30	142	3.66	3.30	50	3.30
3.50 -	3.60	7	9.2	3.56	1	3.55
3.67 -	3.67	231	4.69	3.67	-	-
3.70 -	6.35	211	8.04	5.62	79	5.55
6.47 -	7.70	162	6.33	7.26	127	7.43
7.85 -	10.00	146	5.91	8.98	134	9.03
10.80 -	13.49	123	6.76	11.62	99	11.61
14.10 -	14.10	156	7.68	14.10	89	14.10
15.00 -	662.50	191	5.5	39.16	185	39.77

		1,374	6.09	$ 11.74	767	$ 16.33

The total compensation cost related to unvested awards is $2.2 million and will be recognized over a weighted average period of 1.2 years.

NOTE 8. PREFERRED STOCK

We are authorized, subject to limitations prescribed by Delaware law, to provide for the issuance of preferred stock in one or more series, to establish from time to time the number of shares included within each series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders.

During the nine months ended November 30, 2006 there was no activity in our redeemable convertible preferred stock.

NOTE 9. SUBSEQUENT EVENT

On December 13, 2006 we filed a Certificate of Amendment to our Amended and Restated Certificate of Incorporation. We amended the total number of shares of all classes of stock that we have the authority to issue to 60 million, consisting of 50 million shares of common stock and 10 million shares of preferred stock. Prior to the amendment, we had the authority to issue 260 million shares, consisting of 250 million shares of common stock and 10 million shares of preferred stock. The amendment was approved by our stockholders.